Exhibit 10.26

Certain information contained in this exhibit, marked by [***], has been excluded from this exhibit in accordance with Item 601(b)(10) of Regulation S-K because the registrant has determined that it is both not material and is the type that the registrant treats as private or confidential.

To:

European Investment Bank

100, boulevard Konrad Adenauer

L-2950 Luxembourg

Luxembourg

Email address: OPS-ENPST3-Secretariat@eib.org

To the kind attention of: OPS-ENPST3-Secretariat

Luxembourg, 20 October 2023

Dear Sirs,

RE: ERYDEL (EGFF) – Accession, Amendment and Restatement Agreement relating to the Finance Contract dated 24 July 2020, as amended from time to time, between the European Investment Bank and Erydel S.p.A.

We received your proposal dated 20 October 2023, which we hereby reproduce below in its entirety and signed at the end for our acknowledgment and acceptance:

*** *** ***

To:

Erydel S.p.A.

3, Via Meucci

20091, Bresso (MI)

Italy

E-mail: [***]

To the kind attention of: Chief Executive Officer

ERYDEL ITALY, INC.

601 Gateway Blvd. Suite 1250

South San Francisco, CA 94080

Delaware, USA incorporation

E-mail: [***]

To the kind attention of: Brendan Hannah, CBO

QUINCE THERAPEUTICS, INC.

601 Gateway Blvd. Suite 1250

South San Francisco, CA 94080

Delaware, USA incorporation

E-mail: [***]

To the kind attention of: Brendan Hannah, CBO

ERYDEL US, INC.

601 Gateway Blvd. Suite 1250

South San Francisco, CA 94080

Delaware, USA incorporation

E-mail: [***]

To the kind attention of: Brendan Hannah, CBO

ERYDEL USA, INC.

601 Gateway Blvd. Suite 1250

South San Francisco, CA 94080

Delaware, USA incorporation

E-mail: [***]

To the kind attention of: Brendan Hannah, CBO

Luxembourg, 20 October 2023

Dear Sirs,

RE: ERYDEL (EGFF) – Accession, Amendment and Restatement Agreement to the Finance Contract dated 24 July 2020, as amended from time to time, between the European Investment Bank and Erydel S.p.A.

Following our recent conversations, please find below our proposal of an Amendment and Restatement Agreement to the Finance Contract dated 24 July 2020, as amended from time to time, between ERYDEL S.p.A., ERYDEL ITALY, INC., QUINCE THERAPEUTICS, INC., ERYDEL US, INC., ERYDEL USA, INC. and the European Investment Bank:

* * *

ACCESSION, AMENDMENT AND RESTATEMENT AGREEMENT

TO THE FINANCE CONTRACT

relating to the Finance Contract dated 24 July 2020, as amended from time to time between the

EUROPEAN INVESTEMENT BANK

as Bank

and

ERYDEL S.p.A.

as Borrower

and

ERYDEL ITALY, INC.

QUINCE THERAPEUTICS, INC.

ERYDEL US, INC.

ERYDEL USA, INC.

as Guarantors

CONTENTS

1.	INTERPRETATION	5
1.1	Definitions	5
1.2	Construction	6
2.	CONDITIONS PRECEDENT	6
3.	ACCESSION AND AMENDMENT	6
4.	STATUS OF DOCUMENTS	7
4.1	Finance Contract	7
4.2	No Novation	7
4.3	Further Assurance	7
4.4	Finance Document	7
4.5	Reservation of Rights	7
4.6	Security Interest Confirmation	7
5.	REPRESENTATIONS AND WARRANTIES	7
5.1	Reliance	8
5.2	Incorporation	8
5.3	Power and Capacity	8
5.4	Authorisation	8
5.5	Non Contravention	8
5.6	Obligations Binding	8
5.7	Repetition	8
6.	MISCELLANEOUS	8

THIS ACCESSION, AMENDMENT AND RESTATEMENT AGREEMENT RELATING TO THE FINANCE CONTRACT DATED 24 JULY 2020, AS AMENDED FROM TIME TO TIME, (the "AGREEMENT") is made on 20 October 2023 between:

THE EUROPEAN INVESTMENT BANK, having its seat at 100 blvd Konrad Adenauer, Luxembourg, L-2950 Luxembourg, represented by the signatories whose names appear on the signatures’ pages (the "Bank");

ERYDEL S.p.A., a private limited liability company incorporated under the laws of the Italian Republic, having its registered office at 3, Via Meucci, Bresso (MI), 20091, Italy, registered at the Company Registrar of Milano-Monza-Brianza-Lodi with taxpayer identification and registry number [***], with share capital of Euro 4,246,046, liberated and paid in for Euro 4,246,046, represented by Mr Luca Benatti (the "Borrower");

ERYDEL ITALY, INC., a corporation incorporated under the laws of Delaware, USA, having its registered office at 601 Gateway Blvd., Suite 1250, South San Francisco, California 94080, with taxpayer identification number [***], represented by Mr. Dirk Thye (the "Guarantor 1");

QUINCE THERAPEUTICS, INC., a corporation incorporated under the laws of Delaware, USA having its registered office at 601 Gateway Blvd., Suite 1250, South San Francisco, California 94080, with taxpayer identification number [***], represented by Mr. Dirk Thye (the "Guarantor 2");

ERYDEL US, INC., a corporation incorporated under the laws of Delaware, USA having its registered office at 601 Gateway Blvd., Suite 1250, South San Francisco, California 94080, with taxpayer identification number [***], represented by Mr Dirk Thye (the "Guarantor 3"); and

ERYDEL USA, INC., a corporation incorporated under the laws of Delaware, USA having its registered office at 601 Gateway Blvd., Suite 1250, South San Francisco, California 94080, with taxpayer identification number [***], represented by Mr Luca Benatti (the "Guarantor 4", jointly with the Guarantor 1, the Guarantor 2 and the Guarantor 3, the "Guarantors" and each of them, the "Guarantor").

The Bank, the Borrower and the Guarantors are jointly referred to as the "Parties" and each of them as the "Party".

WHEREAS

I. The Bank and the Borrower entered into a finance contract dated 24 July 2020, as amended from time to time, pursuant to which the Bank agreed to make available facilities to the Borrower upon the terms and conditions contained therein (the "Original Finance Contract").

II. The Parties to this Agreement have agreed to enter into this Agreement in order to amend and restate the terms of the Original Finance Contract in the manner set out below.

1. INterpretation

1.1 Definitions

In this Agreement:

"Amended and Restated Finance Contract" means the Original Finance Contract as amended and restated in accordance with this Agreement in the form set out in Schedule 1 (Amended and Restated Finance Contract).

"Effective Date" means the date of this Agreement, subject to the fulfilment of the conditions precedent set out in Article 2.

"Finance Documents" has the meaning given to it in the Amended and Restated Finance Contract.

"Guarantee Agreement" means each of:

(a) a guarantee agreement in form and substance satisfactory to the Bank to be entered into by, inter alia, the Guarantor 1 as guarantor and the Bank as beneficiary;

(b) a guarantee agreement in form and substance satisfactory to the Bank to be entered into by, inter alia, the Guarantor 2 as guarantor and the Bank as beneficiary;

(c) a guarantee agreement in form and substance satisfactory to the Bank to be entered into by, inter alia, the Guarantor 3 as guarantor and the Bank as beneficiary; and

(d) a guarantee agreement in form and substance satisfactory to the Bank to be entered into by, inter alia, the Guarantor 4 as guarantor and the Bank as beneficiary.

"Obligors" has the meaning given to it in the Amended and Restated Finance Contract.

"New Finance Documents" means jointly:

(a) this Agreement; and

(b) each Guarantee Agreement.

1.2 Construction

(a) Clause 1.1 (Interpretation) of the Amended and Restated Finance Contract will be deemed to be set out in full in this Agreement, but as if references in this clause to the "Contract" were references to this Agreement.

(b) Unless a contrary intention appears in this Agreement, any word or expression defined in the Amended and Restated Finance Contract will have the same meaning when it is used in this Agreement.

2. CONDITIONS PRECEDENT

2.1 This Agreement shall take effect on the Effective Date if, on that date, the Bank has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent to be satisfied on or before the Effective Date) in form and substance satisfactory to it (subject to any waiver of the requirement to deliver those documents and other evidence agreed by the Bank).

2.2 The conditions precedent provided for in Article 2.1 are stipulated for the sole benefit of the Bank.

3. ACCESSION AND AMENDMENT

3.1 With effect from the Effective Date,

(a) each Guarantor hereby accedes to the Amended and Restated Finance Contract (as guarantor) and each of the other Parties to this Agreement agrees to this accession;

(b) each Guarantor hereby agrees to be bound by all provisions and terms of the Amended and Restated Finance Contract (as guarantor) as if each Guarantor was an original party to the Original Finance Contract (as guarantor); and

(c) each Guarantor hereby confirms that it is familiar with the content of the Amended and Restated Finance Contract, the other Finance Documents and other documents indicated in the Amended and Restated Finance Contract. In addition, each Guarantor hereby confirms that it has no reservations as to the content of these documents.

3.2 With effect from the Effective Date,

(a) the Original Finance Contract will be amended and restated in the form set out in Schedule 1 (Amended and Restated Finance Contract); and

(b) the rights and obligations of the Bank and the Borrower under the Original Finance Contract shall be governed by, and construed in accordance with, the terms of the Amended and Restated Finance Contract.

3.3 The Parties to this Agreement agree that, with effect from the Effective Date, they shall have the rights and take on the obligations ascribed to them under the Amended and Restated Finance Contract.

4. STATUS OF DOCUMENTS

4.1 Finance Contract

Except as varied by the terms of this Agreement, the Original Finance Contract will remain in full force and effect, and any reference in the Amended and Restated Finance Contract to "the Contract", "this Agreement", "herein" and similar terms, or to any provision of the Original Finance Contract, will be construed as a reference to the Amended and Restated Finance Contract, or that provision as amended and restated by this Agreement.

4.2 No Novation

The Parties agree that, notwithstanding the amendments made to the Original Finance Contract in accordance with this Agreement, there shall be no novation whatsoever of any of the rights and obligations of the Parties under the Finance Documents and nothing in this Agreement or any other Finance Document shall be construed as indicating any intention of the Parties to cause any novation whatsoever under the Finance Documents.

4.3 Further Assurance

Each Guarantor shall, at the reasonable request of the Bank and at its own expense, do all such acts and things necessary to give effect to the amendments effected or to be effected by this Agreement.

4.4 Finance Document

This Agreement constitutes a Finance Document.

4.5 Reservation of Rights

The amendment and restatement made by this Agreement is made strictly on the basis of the terms of this Agreement and without prejudice to the other rights of the Parties to the Finance Documents. Nothing in this Agreement shall be deemed to constitute a waiver of any Default or any consent or waiver under any Finance Document whatsoever.

4.6 Security Interest Confirmation

The security interests granted by each Obligor pursuant to the Finance Documents continue in full force and effect following the amendment and restatement of the Original Finance Contract in accordance with this Agreement without any novation whatsoever.

5. REPRESENTATIONS AND WARRANTIES

5.1 Reliance

The Borrower and each Guarantor represents and warrants as set out in the following provisions of this clause 5 and acknowledges that the Bank has entered into this Agreement, and has agreed to the amendment and restatement made by this Agreement, in full reliance on those representations and warranties.

5.2 Incorporation

The Borrower and each Guarantor is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the power to own its assets and carry on its business as it is being conducted.

5.3 Power and Capacity

It has the power and capacity to enter into and comply with its obligations under this Agreement.

5.4 Authorisation

All authorisations, consents and filings required:

(a) to authorise the entry into, the exercise of its rights and the performance of and the compliance with its obligations under this Agreement, and to carry out the transactions contemplated by this Agreement;

(b) to ensure that its obligations under this Agreement are valid, legally binding and enforceable in accordance with its terms; and

(c) to make this Agreement admissible in evidence in the jurisdiction in which it is incorporated (other than obtaining certified translations into the official language of such jurisdiction) have been obtained and are in full force and effect.

5.5 Non Contravention

The entry by each of the Borrower and the Guarantors into, the exercise of its rights under and the compliance with its obligations under this Agreement do not:

(a) contravene any law, rule, statutes, regulation, judgment, decree, permit or order to which the Borrower or a Guarantor, as applicable, is subject;

(b) conflict with its constitutional documents;

(c) breach any agreement or the terms of any document binding upon it or any of its assets upon which it might reasonably be expected to have a material adverse effect or its ability to perform its obligations under this Agreement; or

(d) oblige the Borrower or a Guarantor, as applicable, to create any Security or result in the creation of any Security over any assets of the Borrower or a Guarantor, as applicable, other than under the Finance Documents.

5.6 Obligations Binding

The obligations expressed to be assumed by the Borrower or a Guarantor under this Agreement constitute valid and legally binding obligations and are enforceable in accordance with their terms.

5.7 Repetition

The representations and warranties in this Article 5 (Representations and Warranties) are made on the date of this Agreement and on the Effective Date, in each case by reference to the facts and circumstances existing on that date.

6. MISCELLANEOUS

The provisions of Article 9.4 (Non-Waiver), Article 10.1 (Governing Law), Article 10.2 (Jurisdiction), Article 10.3 (Place of performance), 10.4 (Evidence of sums due), 10.6 (Invalidity), 10.8 (Assignment and transfer by the Bank) and Article 10.9 (Negotiations)

of the Original Finance Contract shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to "this Contract" or "the Finance Documents" were references to this Agreement.

[SIGNATURE PAGE FOLLOWS]

Schedule 1

Amended and Restated Finance Contract

Certain information contained in this exhibit, marked by [***], has been excluded from this exhibit in accordance with Item 601(b)(10) of Regulation S-K because the registrant has determined that it is both not material and is the type that the registrant treats as private or confidential.

Contract number (FI No): 91932

Contract number (FI No): 92599

Serapis No: 2020-0006

ERYDEL (EGFF)

Amended and Restated Finance Contract

between the

European Investment Bank

and

Erydel S.p.A.

and

ERYDEL ITALY, INC.
QUINCE THERAPEUTICS, INC.
ERYDEL US, INC.
ERYDEL USA, INC.

Subject to tax exemption regime provided for by Article 2 of Law 1231 of October 31, 1961

Article 1		9
1.1	Interpretation	9
Article 2		17
2.1	Amount of Credit	17
2.2	Disbursement procedure	17
2.2.1	Tranches	17
2.2.2	Disbursement Offer	17
2.2.3	Disbursement Acceptance	18
2.3	Disbursement Account	18
2.4	Currency of disbursement	18
2.5	Conditions of Disbursement	18
2.5.1	Initial Documentary Conditions Precedent	18
2.5.2	All Tranches - Documentary Conditions Precedent	19
2.5.3	All Tranches – Other Conditions	19
2.5.4	Tranche A – Additional Conditions Precedent	20
2.5.5	Tranche B – Additional Conditions Precedent	20
2.5.6	Tranche C – Additional Conditions Precedent	20
2.5.7	Tranche D – Additional Conditions Precedent	20
2.6	Cancellation	20
2.7	Fee for cancellation of an Accepted Tranche	21
2.8	Cancellation after expiry of the Credit	21
2.9	Drop Dead Fee	21
2.10	Sums due under Article 2	21
Article 3		22
3.1	Amount of Loan	22
3.2	Currency of repayment, interest and other charges	22
Article 4		22
4.1	Fixed Rate Tranches	22
4.2	Deferred Interest Tranches	22

4.3	Additional Remuneration	22
4.4	Interest on overdue sums	22
4.5	Italian Usury Legislation	23
Article 5		23
5.1	Normal repayment	23
5.1.1	Repayment of Tranche A and Tranche B	23
5.1.2	Repayment of Tranche C and Tranche D	23
5.2	Voluntary prepayment	23
5.2.1	Prepayment option	23
5.2.2	Prepayment Fee	24
5.2.3	Prepayment mechanics	24
5.3	Compulsory prepayment	24
5.3.1	Cost Reduction	24
5.3.2	Change Events	24
5.3.3	Illegality	24
5.3.4	Change in business	25
5.3.5	Disposals	25
5.3.6	Breach of pari passu	25
5.3.7	Voluntary Additional Remuneration Event	25
5.3.8	Prepayment Fee	25
5.3.9	Prepayment mechanics	25
5.4	General	25
Article 6		26
6.1	Day count convention	26
6.2	Time and place of payment	26
6.3	No set-off by the Borrower	26
6.4	Disruption to Payment Systems	26
6.5	Application of sums received	27
6.5.1	General	27
6.5.2	Partial payments	27

6.5.3	Allocation of sums related to Tranches	27
Article 7		27
Article 8		28
8.1	Taxes, duties and fees	28
8.2	Other charges	28
8.3	Increased costs, indemnity and set-off	28
Article 9		28
9.1	Right to demand repayment	28
9.2	Other rights at law	30
9.3	Prepayment Fee	30
9.4	Non-Waiver	30
Article 10		30
10.1	Governing Law	30
10.2	Jurisdiction	30
10.3	Place of performance	30
10.4	Evidence of sums due	30
10.5	Entire Agreement	30
10.6	Invalidity	30
10.7	Amendments	31
10.8	Assignment and transfer by the Bank	31
and “Controlling” and “Controlled” have corresponding meanings.		31
10.9	Negotiations	31
Article 11		32
11.1	Notices	32
11.1.1	Form of notice	32
11.1.2	Addresses	32
11.1.3	Demand after notice to remedy	33
11.2	English language	33
Schedule A		34
Investment Specification and Reporting		34

A.1	Technical Description	34
A.2	Information Duties	34
Schedule B		37
Definition of EURIBOR		37
Schedule C		39
Form of Disbursement Offer/Acceptance		39
Schedule D		41
Form of Drawdown Certificate		41
Schedule E		42
Form of Compliance Certificate		42
Schedule F		43
Initial Documentary Conditions Precedent		43
Schedule G		44
Representations and Warranties		44
1.	Authorisations and Binding Obligations	44
2.	No default or other adverse event	44
3.	No proceedings	44
4.	Security	45
5.	Ranking	45
6.	Anti-Corruption	45
7.	Accounting and Tax	45
8.	Information provided	46
9.	No indebtedness	46
10.	No Immunity	46
11.	Pensions	46
Schedule H		47
General Undertakings		47
1.	Use of Loan	47
2.	Completion of Investment	47
3.	Procurement procedure	47

4.	Compliance with laws	47
5.	Environment	47
6.	Integrity	47
7.	Integrity Audit Rights	47
8.	Disposal of assets	48
9.	Maintenance of assets	48
10.	Ranking	48
11.	Insurances	49
12.	Change in business	49
13.	Merger	49
14.	Books and records	49
15.	Ownership	49
16.	Acquisitions	50
17.	Indebtedness	51
18.	Guarantees	51
19.	Hedging	52
20.	Restrictions on distributions	52
21.	Restrictions on loans	52
22.	Restrictions on intercompany loans	53
23.	Intellectual Property Rights	53
24.	Maintenance of Status	53
25.	Negative pledge	53
26.	Data Protection	54
27.	Other Undertakings	54
28.	Minimum Cash Balance	55
Schedule I		56
Information and Visits		56
1.	Information concerning the Investment	56
2.	Information concerning the Borrower	57
3.	Visits by the Bank	57

4.	Disclosure and publication	58
5.	Information concerning payments made to the Bank	58
Schedule J		60
Additional Remuneration		60
1.	Definitions	60
2.	Additional Remuneration	61
3.	Calculation of the Additional Remuneration	61
4.	Duration and Payment Dates	61
5.	Remuneration stream buy back option	61
6.	Appointment of the Independent Expert	62
7.	Miscellaneous	63
Schedule K		64
Form of Payment Notice		64

THIS CONTRACT IS MADE BETWEEN

The European Investment Bank having its seat at 100 blvd Konrad Adenauer, Luxembourg, L-2950 Luxembourg, represented by the signatories whose names appear on the signatures’ pages	(the "Bank")
AND

ERYDEL S.p.A., a private limited liability company incorporated under the laws of the Italian Republic, having its registered office at 3, Via Meucci, Bresso (MI), 20091, Italy, registered at the Company Registrar of Milano-Monza-Brianza-Lodi, with taxpayer identification and registry number [***], with share capital of Euro 4,246,046, liberated and paid in for Euro 4,426,046, represented by Mr Luca Benatti

(the "Borrower")

ERYDEL ITALY, INC., a corporation incorporated under the laws of Delaware, USA having its registered office at 601 Gateway Blvd., Suite 1250, South San Francisco, California 94080, with taxpayer identification number [***], represented by Dirk Thye

(the "Guarantor 1")

QUINCE THERAPEUTICS, INC., a corporation incorporated under the laws of Delaware, USA having its registered office at 601 Gateway Blvd., Suite 1250, South San Francisco, California 94080, with taxpayer identification number [***], represented by Dirk Thye

(the "Guarantor 2")

ERYDEL US, INC., a corporation incorporated under the laws of Delaware, USA having its registered office at 601 Gateway Blvd., Suite 1250, South San Francisco, California 94080, with taxpayer identification number [***], represented by Dirk Thye

(the "Guarantor 3")

ERYDEL USA, INC., a corporation incorporated under the laws of Delaware, USA having its registered office at 601 Gateway Blvd., Suite 1250, South San Francisco, California 94080, with taxpayer identification number [***], represented by Luca Benatti

(the "Guarantor 4")

WHEREAS:

(A) The Borrower has stated that it is undertaking in Italy a research and development of novel therapies for rare diseases (e.g., Ataxia Telangiectasia, hereinafter “AT”), delivered through encapsulation into human erythrocytes (red blood cells) using a drug delivery device as more particularly described in the technical description (the "Technical Description") set out in Schedule A (Investment Specification and Reporting) (the "Investment"). The total cost of the Investment, as estimated by the Bank, is EUR 64,000,000 (sixty four million euro).

(B) The Bank, considering that the financing of the Investment falls within the scope of its functions, agreed to provide the Borrower with a credit in an amount of EUR 30,000,000 (thirty million euro) under this Finance Contract (the "Contract") to finance the Investment; provided that the amount of the loan hereunder shall not, in any case, exceed 50% (fifty per cent) of the cost of the Investment.

(C) This operation benefits from a guarantee from the European Union under the European Fund for Strategic Investments ("EFSI").

(D) The statute of the Bank provides that the Bank shall ensure that its funds are used as rationally as possible in the interests of the European Union and, accordingly, the terms and conditions of the Bank's loan operations must be consistent with relevant policies of the European Union.

(E) The Bank considers that access to information plays an essential role in the reduction of environmental and social risks, including human rights violations, linked to the projects it finances and has therefore established its transparency policy, the purpose of which is to enhance the accountability of the Bank’s group towards its stakeholders and the citizens of the European Union in general.

(F) The processing of personal data shall be carried out by the Bank in accordance with applicable European Union legislation on the protection of individuals with regard to the processing of personal data by the European Union institutions and bodies and on the free movement of such data.

(G) The Bank supports the implementation of international and EU standards in the field of anti-money laundering and countering the financing of terrorism and promotes tax good governance standards. It has established policies and procedures to avoid the risk of misuse of its funds for purposes, which are illegal or abusive in relation to applicable laws. The Bank’s group statement on tax fraud, tax evasion, tax avoidance, aggressive tax planning, money laundering and financing of terrorism is available on the Bank’s website and offers further guidance to the Bank’s contracting counterparties.

It is hereby agreed as follows:

Interpretation and definitions

Interpretation

In this Contract:

(a) references to Articles, Recitals, Schedules and Paragraphs are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and paragraphs of schedules to, this Contract. All Recitals and Schedules form part of this Contract;

(b) references to “law" or “laws” mean (a) any applicable law and any applicable treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgement, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which is binding or applicable case law, and (b) EU Law;

(c) references to applicable law, applicable laws or applicable jurisdiction means (a) a law or jurisdiction applicable to the Borrower and/or any other Obligor (as the context requires), its rights and/or obligations (in each case arising out of or in connection with the Contract and/or any other Finance Documents), its capacity and/or assets and/or the Investment; and/or, as applicable, (b) a law or jurisdiction (including in each case the Bank’s Statute) applicable to the Bank, its rights, obligations, capacity and/or assets;

(d) references to a provision of law are references to that provision as amended or re-enacted;

(e) references to any other agreement or instrument are references to that other agreement or instrument as amended, novated, supplemented, extended or restated;

(f) words and expressions in plural shall include singular and vice versa;

(g) a Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived; and

(h) terms defined in the GDPR (as defined below), including the terms “data subject”, “personal data” and “processing” have the same meanings when used in Recital (G) or Paragraph 26 (Data Protection) of Schedule H (General Undertakings) of this Contract.

(i) in this Contract, where it relates to an Italian Obligor, a reference to:

(i) a winding-up, insolvency, administration, dissolution, liquidation, reorganization, voluntary or involuntary case includes, without limitation, any liquidazione, procedura concorsuale (fallimento, concordato preventivo, concordato fallimentare, liquidazione coatta amministrativa, amministrazione straordinaria o ristrutturazione industriale delle grandi imprese in stato d'insolvenza), as well as, starting from the effective date of the relevant provisions under the Italian Crisis and Insolvency Code (D.Lgs. 12 January 2019, no.14), judicial liquidation (liquidazione giudiziale), restructuring plans (piani attestati di risanamento), restructuring agreements (accordi di ristrutturazione del debito), arrangement with creditors (concordato preventivo), forced administrative liquidation (liquidazione coatta amministrativa), the entity being brought before the organismo di composizione della crisi di impresa (OCRI) for the assisted composition procedure (procedimento di composizione assistita della crisi)

and any other procedure indicated in the Italian Crisis and Insolvency Code, and any other proceedings or legal concepts similar to the forgoing;

(ii) a receiver, liquidator, administrator, administrative receiver or similar officer or the like includes, without limitation, a curatore, commissario giudiziale, commissario straordinario, commissario liquidatore, or any other person performing the same function of each of the foregoing;

(iii) a “step” or “procedure”, taken in connection with insolvency proceedings in respect of any person, includes such person formally making a proposal to assign its assets pursuant to article 1977 of the Italian Civil Code (cessione dei beni ai creditori), or filing a formal petition or a pre-petition (domanda prenotativa) for a concordato preventivo pursuant to article 160 ff. of the Italian Insolvency Law or entering into restructuring arrangements pursuant to article 182-bis of Italian Insolvency Law or entering into any arrangement pursuant to article 67 of Italian Insolvency Law as well as, starting from the effective date of the relevant provisions under the Italian Crisis and Insolvency Code, any action taken in connection with the procedures indicated under point (i) above, including the filing of a petition establishing the unified process for the access to the insolvency or crisis settlement procedures (procedimento unitario per l’accesso alle procedure di regolazione della crisi o dell’insolvenza) and any other proceedings or legal concepts similar to the forgoing.

Definitions

In this Contract:

"Accepted Tranche" means a Tranche in respect of a Disbursement Offer which has been duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline

"acting in concert" means acting together pursuant to an agreement or understanding (whether formal or informal).

"Additional Remuneration" means the variable remuneration due by the Borrower to the Bank pursuant Article 4.3 (Additional Remuneration) and calculated according to Schedule J (Additional Remuneration).

“AT” has the meaning given to it in Recital (A).

"Authorisation" means an authorisation, permit, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Authorised Signatory" means a person authorised to sign individually or jointly (as the case may be) Disbursement Acceptances on behalf of the Borrower and named in the most recent List of Authorised Signatories and Accounts received by the Bank prior to the receipt of the relevant Disbursement Acceptance.

"Business Day" means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in Luxembourg.

“Cancellation Fee” means, in relation to the cancellation of an Accepted Tranche by the Borrower, under sub-paragraph (a) of Article 2.7 (Fee for cancellation of an Accepted Tranche), or in relation to an amount cancelled by the Bank under sub-paragraphs (b) or (c) of Article 2.7 (Fee for cancellation of an Accepted Tranche), a fee of [***]% ([***] basis points) of the cancelled amount).

"Change in the Beneficial Ownership" means a change in the ultimate ownership or control of the Borrower according to the definition of "beneficial owner" set out in article 3(6) of Directive 2015/849 of the European Parliament and of the Council of 20 May 2015 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing, as amended, supplemented or restated.

"Change-of-Control Event" means (a) any person or group of persons acting in concert gaining Control of the Borrower or of any entity directly or ultimately Controlling the Borrower, or (b) any disposal of shares in the Borrower and/or the Guarantor 2 and/or any Parent held by Mr Dirk Thye or Mr Charles Ryan, unless automatically triggered sales are used to cover tax liabilities on shares granted.

"Change-of-Law Event" means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs after the date of this Contract and which, in the reasonable opinion of the Bank, would materially impair an Obligor's ability to perform its obligations under the Finance Documents.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule E (Form of Compliance Certificate).

"Contract Number" shall mean each Bank generated number identifying this Contract and indicated on the cover page of this Contract after the letters "FI N°".

"Control" means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise and, for the avoidance of doubt, owning more than 50% (fifty per cent) of the shares of an entity would constitute Control.

"Credit" has the meaning given to it in Article 2.1 (Amount of Credit).

"Default" means an Event of Default or any event or circumstance specified in Article 9 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under this Contract or any combination of any of the foregoing) be an Event of Default.

"Deferred Interest Rate" means for Tranche A and for Tranche B, 9% (nine hundred basis points) per annum.

“Deferred Interest Rate Tranche” means a Tranche, which is specified as a Deferred Interest Rate Tranche in the relevant Disbursement Offer.

"Disbursement Acceptance" means a copy of the Disbursement Offer duly countersigned by the Borrower.

"Disbursement Acceptance Deadline" means the date and time of expiry of a Disbursement Offer as specified therein.

"Disbursement Account" means, in respect of each Tranche, the bank account set out in the most recent List of Authorised Signatories and Accounts.

"Disbursement Date" means the date on which disbursement of a Tranche is made by the Bank.

"Disbursement Offer" means a letter substantially in the form set out in Schedule C (Form of Disbursement Offer/Acceptance).

"Dispute" has the meaning given to it in Article 10.2 (Jurisdiction).

"Disruption Event" means either or both of:

(a) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Contract; or

(b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either the Bank or the Borrower, preventing that party from:

(i) performing its payment obligations under this Contract; or

(ii) communicating with other party in accordance with the terms of this Contract,

and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of, the party whose operations are disrupted.

"Drop Dead Fee" has the meaning given to such term in Article 2.9 (Drop Dead Fee).

"EBITDA" means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a) before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any Group Company (calculated on a consolidated basis) in respect of that Relevant Period;

(b) not including any accrued interest owing to any Group Company;

(c) after adding back any amount attributable to the amortisation or depreciation of assets of members of the Group;

(d) before taking into account any Exceptional Items;

(e) after deducting the amount of any profit (or adding back the amount of any loss) of any Group Company which is attributable to minority interests;

(f) plus or minus the Group's share of the profits or losses (after finance costs and tax) of entities which are not Group Companies;

(g) before taking into account any unrealised gains or losses on any financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis); and

(h) before taking into account any gain arising from an upward revaluation of any other asset,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

"EFSI" has the meaning given in Recital (C).

"EFSI Application Form" means the Borrower's application form for financing under the EFSI Regulation dated 21 April 2020.

"EFSI Regulation" means the Regulation 2015/1017 of the European Parliament and of the Council of 25 June 2015 on the European Fund for Strategic Investments, as amended, supplemented or restated.

"Environment" means the following, insofar as they affect human health or social well-being:

(a) fauna and flora;

(b) soil, water, air, climate and the landscape; and

(c) cultural heritage and the built environment,

and includes, without limitation, occupational and community health and safety.

"Environmental Approval" means any Authorisation required by Environmental Law.

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

"Environmental Law" means EU Law including principles and standards, and national laws and regulations, of which a principal objective is the preservation, protection or improvement of the Environment.

"EU Directives" means the directives of the European Union.

"EU Law" means the acquis Communautaire of the European Union as expressed through the Treaties of the European Union, the regulations, the EU Directives, delegated acts, implementing acts, and the case law of the Court of Justice of the European Union.

"EUR" or "euro" means the lawful currency of the Member States of the European Union, which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.

"EURIBOR" has the meaning given to it in Schedule B (Definition of EURIBOR).

"Event of Default" means any of the circumstances, events or occurrences specified in Article 9 (Events of Default).

"Exceptional Items" means any material items of an unusual or non-recurring nature, which represent gains or losses including those arising on:

(a) the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b) disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment;

(c) disposals of assets associated with discontinued operations; and

(d) any other examples of “exceptional items” (as such term has the meaning attributed to it in IFRS).

"Fee Letter" means the letter from the Bank to the Borrower dated 28 May 2020.

"Final Availability Date" means:

(a) with reference to Tranche A and B, the day falling fourteen (14) months after the date of the Finance Contract;

(b) with reference to Tranche C and Tranche D, the day falling thirty (30) months after the date of the Finance Contract.

"Finance Documents" means this Contract, the Fee Letter, each Guarantee Agreement and any other document designated a “Finance Document” by the Borrower and the Bank.

"Finance Lease" means any lease or hire purchase contract, which would, in accordance with IFRS in force prior to 1 January 2019, be treated as a finance or capital lease.

"Fixed Rate" means:

(a) [***] per annum for Tranche C; and

(b) [***] per annum for Tranche D.

"Fixed Rate Tranche" means a Tranche, which is specified as a Fixed Rate Tranche in the relevant Disbursement Offer.

"GDPR" means General Data Protection Regulation (EU) 2016/679.

"Group" means the Group Companies, taken together as a whole.

"Group Company" means:

(a) the Borrower and its Subsidiaries;

(b) the Guarantor 2 and its Subsidiaries, including, but not limited to the Guarantor 1, the Guarantor 3 and the Guarantor 4; and/or

(c) any Parent and its Subsidiaries.

"Guarantee Agreement" means each of:

(a) a guarantee agreement in form and substance satisfactory to the Bank to be entered into by the Guarantor 1 as guarantor and the Bank as beneficiary;

(b) a guarantee agreement in form and substance satisfactory to the Bank to be entered into by the Guarantor 2 as guarantor and the Bank as beneficiary;

(c) a guarantee agreement in form and substance satisfactory to the Bank to be entered into by the Guarantor 3 as guarantor and the Bank as beneficiary;

(d) a guarantee agreement in form and substance satisfactory to the Bank to be entered into by the Guarantor 4 as guarantor and the Bank as beneficiary; and

(e) a guarantee and indemnity agreement in form and substance satisfactory to the Bank to be entered into by a Guarantor as guarantor and the Bank as beneficiary.

"Guarantor" means each of:

(a) the Guarantor 1;

(b) the Guarantor 2;

(c) the Guarantor 3;

(d) the Guarantor 4; and/or

(e) each Material Subsidiary or any Parent, as applicable, which enters into a Guarantee Agreement in accordance with sub-paragraph (b) of Paragraph 18 (Guarantees) of Schedule H (General Undertakings).

"IFRS" means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Illegal Activities" means any of the following illegal activities or activities carried out for illegal purposes: tax evasion, tax fraud, fraud, corruption, coercion, collusion, obstruction, money laundering, financing of terrorism or any illegal activity that may affect the financial interests of the EU, according to applicable laws.

"Indebtedness" means any:

(a) obligations for borrowed money;

(b) indebtedness under any acceptance credit;

(c) indebtedness under any bond, debenture, note or similar instrument;

(d) instrument under any bill of exchange;

(e) indebtedness in respect of any interest rate or currency swap or forward currency sale or purchase or other form of interest or currency hedging transaction (including without limit caps, collars and floors);

(f) indebtedness under any Finance Lease;

(g) indebtedness (actual or contingent) under any guarantee, bond security, indemnity or other agreement;

(h) indebtedness (actual or contingent) under any instrument entered into for the purpose of raising finance;

(i) indebtedness in respect of a liability to reimburse a purchaser of any receivables sold or discounted in the event that any amount of those receivables is not paid;

(j) indebtedness arising under a securitisation; or

(k) other transaction which has the commercial effect of borrowing.

"Intellectual Property Rights" means intellectual property of every designation (including, without limitation, patents, utility patents, copyrights, design rights, trademarks, service marks and know how) whether capable of registration or not.

"Investment" has the meaning given to that term in Recital (A).

"Italian Civil Code" means Royal Decree No. 267 of 16 March 1942, as subsequently amended and supplemented from time to time.

"Lead Organisation" means the European Union, the United Nations and international standard setting organisations including the International Monetary Fund, the Financial Stability Board, the Financial Action Task Force, the Organisation for Economic Cooperation and Development and the Global Forum on Transparency and Exchange of Information for Tax Purposes and any successor organisations.

"List of Authorised Signatories and Accounts" means a list, in form and substance satisfactory to the Bank, setting out: (i) the Authorised Signatories, accompanied by evidence of signing authority of the persons named on the list and specifying if they have individual or joint signing authority, (ii) the specimen signatures of such persons, and (iii) the bank account(s) to which disbursements may be made under this Contract (specified by IBAN code if the country is included in the IBAN Registry published by SWIFT, or in the appropriate account format in line with the local banking practice), BIC/SWIFT code of the bank and the name of the bank account(s) beneficiary.

"Loan" means the aggregate of the amounts disbursed from time to time by the Bank under this Contract.

"Loan Outstanding" means the aggregate of the amounts disbursed from time to time by the Bank under this Contract that remains outstanding.

"Material Adverse Change" means, any event or change of condition, which, in the reasonable opinion of the Bank, has a material adverse effect on:

(a) the ability of any Obligor to perform its respective obligations under the Finance Documents;

(b) the business, operations, property, condition (financial or otherwise) or prospects of any Obligor or the Group as a whole; or

(c) the legality, validity or enforceability of, or the effectiveness or ranking of, or the value of any Security granted to the Bank, or the rights or remedies of the Bank under the Finance Documents.

"Material Subsidiary" means any Subsidiary from time to time, whose gross revenues, total assets or EBITDA represents not less than 5% (five per cent) of (i) the Revenues of the Group or, (ii) the Total Assets, or, (iii) as the case may be, the consolidated EBITDA of the Group, as calculated based on the then latest consolidated audited accounts of the Group.

"Maturity Date" means:

(a) with reference to Tranche A and Tranche B, the relevant sole Repayment Date being 11 August 2026;

(b) with reference to Tranche C and Tranche D, the last Repayment Date of that Tranche as specified in the relevant Disbursement Offer, being 5 (five) years from the Disbursement Date of the relevant Tranche.

For the avoidance of doubt, each drawdown is treated separately for specifying the “Maturity Date”.

"Non-EIB Financing" includes any loan (save for the Loan and any other direct loans from the Bank to the Borrower (or any other Group Company) or a Guarantor), credit bond or other form of financial indebtedness or any obligation for the payment or repayment of money originally granted to the Borrower (or any other Group Company) or a Guarantor) for a term of more than 3 (three) years.

"Obligor" means the Borrower and any Guarantor.

"Parent" means:

(a) the Guarantor 2; or

(b) (x) any person or group of persons Controlling the Borrower, or (y) any entity directly or ultimately Controlling the Borrower, in each case subject to the prior consent of the Bank.

"Payment Date" means:

(a) with reference to Tranche A and Tranche B, the Maturity Date;

(b) with reference to Tranche C and D, the annual dates specified in the Disbursement Offer until and including the Maturity Date,

save that, in case any such date is not a Relevant Business Day, it means the following Relevant Business Day, without adjustment to the interest due under Article 4.1 (Fixed Rate Tranches), except for those cases where a payment is made as a single instalment in accordance with Article 5.1 (Normal repayment), and to the final interest payment only, when it shall mean the preceding Relevant Business Day, with adjustment to the interest due under Article 4.1 (Fixed Rate Tranches).

"Permitted Guarantees" means each and every guarantee permitted in accordance with Paragraph 18 (Guarantees) of Schedule H (General Undertakings).

"Permitted Hedging" has the meaning given to such term in Paragraph 19 (Hedging) of Schedule H (General Undertakings).

"Permitted Indebtedness" means Indebtedness of the Borrower and/or any Group Company which is permitted in accordance with Paragraph 17 (Indebtedness) of Schedule H (General Undertakings).

"Permitted Security" means Security of the Borrower and/or any Group Company which is permitted in accordance with sub-paragraph (c) of Paragraph 25 (Negative pledge) of Schedule H (General Undertakings).

"Prepayment Amount" means the amount of a Tranche to be prepaid by the Borrower in accordance with Articles 5.2 (Voluntary prepayment), 5.3 (Compulsory prepayment) or 9.1 (Right to demand repayment).

"Prepayment Date" means the date on which the Borrower proposes or is requested by the Bank, as applicable, to effect prepayment of a Prepayment Amount.

"Prepayment Event" means any of the events described in Article 5.3 (Compulsory Prepayment).

"Prepayment Fee" means, in relation to a Prepayment Amount in respect of a Tranche, a fee as follows:

(a) a fee of [***] of the Prepayment Amount if the Prepayment Date is after the relevant Disbursement Date but before or on the first anniversary of such Disbursement Date;

(b) a fee of [***] of the Prepayment Amount if the Prepayment Date is after the first anniversary of such Disbursement Date but before or on the second anniversary of such Disbursement Date;

(c) a fee of [***] of the Prepayment Amount if the Prepayment Date is after the second anniversary of such Disbursement Date but before the Maturity Date;

with such fee being payable on the applicable Prepayment Date.

"Prepayment Notice" means a written notice from the Bank to the Borrower in accordance with Article 5.2.3 (Prepayment mechanics).

"Prepayment Request" means a written request from the Borrower to the Bank to prepay all or part of the Loan Outstanding, in accordance with Article 5.2.1 (Prepayment option).

"Relevant Business Day" means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007 (TARGET2) is open for the settlement of payments in EUR.

"Relevant Period" means each period of 12 (twelve) months ending on or about the last day of the financial year.

"Repayment Date" shall mean:

(a) with reference to Tranche A and Tranche B, 11 August 2026; and

(b) with reference to Tranche C and Tranche D, each Payment Date as specified in the Disbursement Offer for the repayment of Tranche C and Tranche D in accordance with Article 5.1 (Normal repayment).

"Repeating Representations" means each of the representations set out in Schedule G (Representations and Warranties) other than those Paragraphs thereof which are identified with the words "(Non-repeating)" at the end of the Paragraphs.

"Security" means any mortgage, pledge, lien, charge, assignment, hypothecation, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Senior Management Change" means that Mr. Dirk Thye has ceased to be the Chief Executive Officer of the Guarantor 1, the Guarantor 2, the Guarantor 3 and the Guarantor 4, and / or Mr Charles Ryan has ceased to be the Chief Executive Officer of the Borrower without the Bank having given its prior written consent to such a change.

"Subsidiary" means any entity of which the Borrower, the Guarantor 2 or any Parent, as applicable, has direct or indirect control or owns directly or indirectly more than 50% (fifty per cent) of the voting capital or similar right of ownership and 'control' for this purpose means the power to direct the management and the policies of the entity, whether through the ownership of voting capital, by contract or otherwise.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Technical Description" has the meaning given to it in Recital (A).

"Total Assets" means the total consolidated assets of the Group, as shown in the Guarantor’s 2 latest consolidated financial statements, as at the end of any Relevant Period.

"Tranche" means each disbursement made or to be made under this Contract consisting of Tranche A, Tranche B, Tranche C and Tranche D. In the event that no Disbursement Acceptance has been received, Tranche shall mean a Tranche as offered under Article 2.2.2 (Disbursement Offer).

"Tranche A" means the first Tranche in the amount set out in paragraph (a) of Article 2.2.1 (Tranches), in relation to which the Additional Remuneration is granted to the Bank and a Deferred Interest Rate shall be paid in accordance with Article 4.2 (Deferred Interest Tranches).

"Tranche B" means the second Tranche in the amount set out in paragraph (a) of Article 2.2.1 (Tranches), in relation to which the Additional Remuneration is granted to the Bank and a Deferred Interest Rate shall be paid in accordance with Article 4.2 (Deferred Interest Tranches).

"Tranche C" means the third Tranche in the amount set out in paragraph (a) of Article 2.2.1 (Tranches), in relation to which the Additional Remuneration is granted to the Bank and a Fixed Rate shall be paid in accordance with Article 4.1 (Fixed Rate Tranches).

"Tranche D" means the fourth Tranche in the amount set out in paragraph (a) of Article 2.2.1 (Tranches), in relation to which an Additional Remuneration is granted to the Bank and a Fixed Rate shall be paid in accordance with Article 4.1 (Fixed Rate Tranches).

"US GAAP" means generally accepted accounting principles in the United States of America.

"Voluntary Non EIB Prepayment" means a voluntary prepayment by any Group Company or any Guarantor (for the avoidance of doubt, prepayment shall include a repurchase, redemption or cancellation where applicable) of a part or the whole of any Non-EIB Financing where:

(a) such prepayment is not made within a revolving credit facility (save for the cancellation of the revolving credit facility); or

(b) such prepayment is not made out of the proceeds of a loan or other indebtedness having a term at least equal to the unexpired term of the Non-EIB Financing prepaid.

Credit and Disbursements

Amount of Credit

By this Contract, the Bank establishes in favour of the Borrower, and the Borrower accepts, a credit in an amount of EUR 30,000,000 (thirty million euro) for the financing of the Investment (the "Credit").

Disbursement procedure

Tranches

The Bank shall disburse the Credit in Euros in 4 (four) Tranches, as set out below:

(a) Tranche A, in an amount of EUR [***];

(b) Tranche B, in an amount of EUR [***];

(c) Tranche C, in an amount of EUR [***]; and

(d) Tranche D, in an amount of EUR [***].

Disbursement Offer

Upon request by the Borrower and subject to Article 2.5 (Conditions of Disbursement), provided that no event mentioned in sub-paragraph (b) of Article 2.6 (Cancellation) has occurred and is continuing, the Bank shall send to the Borrower a Disbursement Offer for the disbursement of a Tranche. The latest time for receipt by the Borrower of a Disbursement Offer is 10 (ten) days before the Final Availability Date. The Disbursement Offer shall specify:

(a) the amount of the Tranche;

(b) the Disbursement Date, which shall be a Relevant Business Day, falling at least 10 (ten) days after the date of the Disbursement Offer and on or before the Final Availability Date;

(c) the interest rate basis of the Tranche, namely:

(i) that it is a Fixed Rate Tranche (in the case of Tranche C and D only);

(ii) the Fixed Rate (if applicable to such Tranche);

(iii) that it is a Deferred Interest Rate Tranche (in the case of Tranche A and Tranche B only);

(iv) the Deferred Interest Rate applicable to such Tranche (in the case of Tranche A and Tranche B only); and

(v) the Payment Dates and interest periods;

(d) the terms and frequency for repayment of principal;

(e) first Repayment Date and Maturity Date;

(f) the Disbursement Acceptance Deadline; and

(g) the Additional Remuneration payable in relation to the Tranche.

Disbursement Acceptance

(a) The Borrower may accept a Disbursement Offer by delivering a Disbursement Acceptance to the Bank no later than the Disbursement Acceptance Deadline. The Disbursement Acceptance shall be signed by an Authorised Signatory with individual representation rights or 2 (two) or more Authorised Signatories with joint representation right and shall specify the Disbursement Account to which disbursement of the Tranche should be made in accordance with Article 2.3 (Disbursement Account).

(b) If a Disbursement Offer is duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline, and provided the conditions in Article 2.5.3 (All Tranches – Other Conditions) are met, the Bank shall make the Accepted Tranche available to the Borrower in accordance with the relevant Disbursement Offer and subject to the terms and conditions of this Contract.

(c) The Borrower shall be deemed to have refused any Disbursement Offer, which has not been duly accepted in accordance with its terms on or before the Disbursement Acceptance Deadline, in which case the Tranche shall not be made available to the Borrower by the Bank, and the residual Credit shall not be affected.

Disbursement Account

(a) Disbursement shall be made to the Disbursement Account specified in the relevant Disbursement Acceptance, provided that such Disbursement Account is acceptable to the Bank (acting reasonably).

(b) Only one Disbursement Account may be specified for each Tranche.

Currency of disbursement

The Bank shall disburse each Tranche in EUR.

Conditions of Disbursement

Initial Documentary Conditions Precedent

No Disbursement Offer will be provided by the Bank under this Contract unless the Bank has confirmed that it has received:

(a) all of the documents and other evidence listed in Schedule F (Initial Documentary Conditions Precedent) in form and substance satisfactory to it;

(b) a structure chart showing the Group certified as being complete and correct by an authorised signatory of the Borrower provided such certification is dated no earlier than the date falling 14 (fourteen) days before the Disbursement Date;

(c) a certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in Schedule F (Initial Documentary Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date falling 14 (fourteen) days before the Disbursement Date; and

All Tranches - Documentary Conditions Precedent

No Disbursement Offer, including the first Disbursement Offer, will be provided by the Bank under this Contract unless the Bank has confirmed that it has received, in form and substance satisfactory to it:

(a) a certificate from the Borrower in the form of Schedule D (Form of Drawdown Certificate), signed by an authorised representative of the Borrower and dated no earlier than the date falling 14 (fourteen) days before the Disbursement Date; and

(b) a liquidity forecast for the next twelve months of the Borrower;

(c) evidence of the Borrower’s solvency position on the basis of:

(i) a certificate of registration (certificato di vigenza) of the Obligors with the relevant Companies' Register (Registro delle Imprese) dated not earlier than 10 (ten) days before the date of the Disbursement Offer, confirming that as at the date thereof no pending insolvency procedure (procedura concorsuale) against the relevant Obligor has been registered in the Companies' Register;

(ii) a certificate from the competent Tribunal dated not earlier than 10 (ten) days before the date of the Disbursement Offer, confirming that as at the date thereof no pending insolvency procedure (procedura concorsuale) against the relevant Obligor has been registered in the Companies' Register;

(iii) a certificate of an authorised signatory of each Obligor dated not earlier than 10 (ten) days before the date of the Disbursement Offer, certifying that, as at the date thereof:

(1) the Borrower has a positive net capital;

(2) no circumstance or event in relation to the Borrower has occurred, which suggests that the same may likely become insolvent in the near future;

(3) the Borrower has not resolved its dissolution or liquidation, and has not filed any request to be admitted to any insolvency proceedings, nor any similar request of third parties has been notified; and

(4) all documents provided under this paragraph 2.5.2 are correct, complete, and in full force and effect at a date not earlier than the date of this Contract.

All Tranches – Other Conditions

The Bank will only be obliged to make any Accepted Tranche available to the Borrower if on the Disbursement Date for the proposed Tranche:

(a) the Repeating Representations are correct in all respects; and

(b) no event or circumstance has occurred and is continuing which constitutes or would with the expiry of a grace period and/or the giving of notice under this Contract constitute:

(i) an Event of Default; or

(ii) a Prepayment Event other than pursuant to Article 5.3.1 (Cost Reduction),

or would, in each case, result from the disbursement of the proposed Tranche.

Tranche A – Additional Conditions Precedent

Without prejudice to the generality of Articles 2.5.1 (Initial Documentary Conditions Precedent) to 2.5.3 (All Tranches – Other Conditions), no Disbursement Offer will be provided by the Bank under this Contract in respect of Tranche A unless the Bank has confirmed that it has received in form and substance satisfactory to it evidence either:

(a) that the Type C clearance has been obtained from the U.S. Food and Drug Administration, confirming the ICARS components to be included in the primary efficacy endpoint measure and validating the Phase 3 statistical analysis plan; or

(b) of successful completion of the Phase 3 study in AT with top line data demonstrating primary end points has been statistically met.

Tranche B – Additional Conditions Precedent

Without prejudice to the generality of Articles 2.5.1 (Initial Documentary Conditions Precedent) to 2.5.3 (All Tranches – Other Conditions), no Disbursement Offer will be provided by the Bank under this Contract in respect of Tranche B unless the Bank has confirmed that it has received in form and substance satisfactory to it evidence:

(a) of successful completion of the Phase 3 study in AT with top line data demonstrating primary end points has been statistically met;

(b) that the Borrower’s share capital has been increased by at least EUR [***] since the date of the Finance Contract; and

(c) of a successful equity-injection of at least EUR [***] to the Borrower, which, for the avoidance of any doubt, shall be additional to and on top of any equity injected to the Borrower until 1 June 2021.

Tranche C – Additional Conditions Precedent

Without prejudice to the generality of Articles 2.5.1 (Initial Documentary Conditions Precedent) to 2.5.3 (All Tranches – Other Conditions), no Disbursement Offer will be provided by the Bank under this Contract in respect of Tranche C unless the Bank has confirmed that it has received in form and substance satisfactory to it:

(a) evidence that a New Drug Application or Biologics License Application of EryDex in AT has been successfully submitted by the Borrower before the U.S. Food and Drug Administration; and

(b) evidence that in addition to the share capital increase required for the disbursement of Tranche B, the Borrower’s share capital has been increased by at least EUR [***] since the date of the Finance Contract.

Tranche D – Additional Conditions Precedent

Without prejudice to the generality of Articles 2.5.1 (Initial Documentary Conditions Precedent) to 2.5.3 (All Tranches – Other Conditions), no Disbursement Offer will be provided by the Bank under this Contract in respect of Tranche D unless the Bank has confirmed that it has received in form and substance satisfactory to it evidence of a New Drug Application or Biologics License Application approval by the U.S. Food and Drug Administration for EryDex in AT.

Cancellation

(a) The Borrower may send a written notice to the Bank requesting the cancellation of the undisbursed portion of the Credit. The written notice:

(i) must specify whether the Borrower would like to cancel the undisbursed portion of the Credit in whole or in part and, if in part, the amount of the Credit the Borrower would like to cancel; and

(ii) must not relate to an Accepted Tranche which has a Disbursement Date falling within 5 (five) Business Days of the date of the written notice.

Upon receipt of such written notice, the Bank shall cancel the requested undisbursed portion of the Credit with immediate effect.

(b) At any time upon the occurrence of the following events, the Bank may notify the Borrower in writing that the undisbursed portion of the Credit shall be cancelled in whole or in part:

(i) a Prepayment Event, which for the avoidance of doubt and only in case of event pursuant to Article 5.3.1 (Cost reduction), by an amount equal to the amount by which it is entitled to cancel the Credit;

(ii) an Event of Default; or

(iii) an event or circumstance which would with the passage of time or giving of notice under this Contract constitute a Prepayment Event other than pursuant to Article 5.3.1 (Cost reduction) or an Event of Default.

On the date of such written notification the relevant undisbursed portion of the Credit shall be cancelled with immediate effect.

Fee for cancellation of an Accepted Tranche

(a) If pursuant to sub-paragraph (a) of Article 2.6 (Cancellation) the Borrower cancels an Accepted Tranche, the Borrower shall pay to the Bank the Cancellation Fee.

(b) If pursuant to sub-paragraph (b) of Article 2.6 (Cancellation) the Bank cancels all or part of an Accepted Tranche, the Borrower shall pay to the Bank the Cancellation Fee.

(c) If an Accepted Tranche is not disbursed on the Disbursement Date because the conditions precedent set out in Article 2.5.3 (All Tranches – Other Conditions) are not satisfied on such date, such Tranche shall be cancelled and the Borrower shall pay to the Bank the relevant Cancellation Fee.

Cancellation after expiry of the Credit

On the day following the Final Availability Date, and unless otherwise specifically agreed to in writing by the Bank, any part of the Credit in respect of which no Disbursement Acceptance has been received in accordance with Article 2.2.3 (Disbursement

Acceptance) shall be automatically cancelled, without any notice being served by the Bank to the Borrower and no Cancellation Fee will apply.

Drop Dead Fee

(a) If no disbursement is made within [***] from the date of this Contract or in case the Credit is cancelled in full under Article 2.6 (Cancellation) prior to the expiry of this term, the Borrower shall pay to the Bank a one-off contractual fee equal to EUR [***] (the "Drop Dead Fee").

(b) The Drop Dead Fee shall be payable by the Borrower to the Bank within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand or within any longer period specified in the Bank’s demand.

(c) For the avoidance of doubt, the Drop Dead Fee payable under this Article 2.9 (Drop Dead Fee) is independent of any other fees stipulated in this Contract.

Sums due under Article 2

Sums due under Article 2.6 (Cancellation) shall be payable in EUR. Sums due under Article 2.6 (Cancellation) shall be payable within 15 (fifteen) days of the Borrower's receipt of the Bank's demand or within any longer period specified in the Bank's demand.

The Loan

Amount of Loan

The Loan shall comprise the aggregate amount of Tranches disbursed by the Bank under the Credit.

Currency of repayment, interest and other charges

(a) Interest, Additional Remuneration, repayments and other charges payable in respect of each Tranche shall be made by the Borrower in EUR.

(b) Any other payment shall be made in the currency specified by the Bank having regard to the currency of the expenditure to be reimbursed by means of that payment.

Interest

Fixed Rate Tranches

The Borrower shall pay interest on the outstanding balance of each Fixed Rate Tranche at the Fixed Rate annually in arrears on the relevant Payment Dates specified in the Disbursement Offer, and calculated on the basis of Article 6.1 (Day count convention). If the period from the Disbursement Date to the first Payment Date is 15 (fifteen) days or less then the payment of interest accrued during such period shall be postponed to the following Payment Date.

Deferred Interest Tranches

If a Deferred Interest Rate is specified in the Disbursement Offer in relation to a Deferred Interest Rate Tranche, interest shall accrue on the outstanding balance of such Tranche at the Deferred Interest Rate, and calculated on the basis of Article 6.1 (Day count convention), and such interest shall be due and payable on the Maturity Date of such

Tranche or, where a Tranche is prepaid, on the Prepayment Date. For the avoidance of doubt, any such interest shall not be capitalised and shall not bear interest.

Additional Remuneration

In addition to the interest payable pursuant to Article 4.1 (Fixed Rate Tranches) and Article 4.2 (Deferred Interest Tranches) above, the Bank shall be entitled to receive any amounts due in connection with the Additional Remuneration with reference to each Tranche.

Interest on overdue sums

Without prejudice to Article 9 (Events of default) and by way of exception to Article 4.1 (Fixed Rate Tranches), if the Borrower fails to pay any amount payable by it under the Contract on its due date, interest shall accrue on any such overdue amount from the due date to the date of actual payment at an annual rate equal to:

(a) for overdue sums related to Fixed Rate and Deferred Interest Rate Tranches, the higher of (a) the applicable Fixed Rate or Deferred Interest Rate plus [***] or (b) EURIBOR plus [***];

(b) for overdue sums other than under sub-paragraph (a) of Article 4.4 (Interest on overdue sums) above, EURIBOR plus [***],

and shall be payable in accordance with the demand of the Bank. For the purpose of determining EURIBOR in relation to this Article 4.4 (Interest on overdue sums), the relevant periods within the meaning of Schedule B (Definition of EURIBOR) shall be successive periods of one month commencing on the due date.

If the overdue sum is in a currency other than the currency of the Loan, the relevant interbank rate that is generally retained by the Bank for transactions in that currency plus 2% (200 basis points) shall apply, calculated in accordance with the market practice for such rate.

Italian Usury Legislation

The Parties mutually acknowledge that the total remuneration applicable in respect of the Loan to the Borrower under this Contract (including the relevant component of any applicable fee and expense) determined as of the date of execution of this Contract is believed in good faith to be in compliance with Article 644 of the Italian criminal code and Italian Law No. 108 of 7 March 1996 as amended, implemented, supplemented or construed from time to time (the "Italian Usury Legislation"). In any event, notwithstanding any other provisions of this Contract, if, at any time, the rate of interest (together with any other remuneration – including any Additional Remuneration and any Additional Remuneration Buyout Fee, as applicable - and default rate of interest) in respect of the Loan to the Borrower is deemed to exceed the maximum rate permitted by the Italian Usury Legislation, then the interest rate applicable to the Loan shall be automatically reduced to the maximum admissible interest rate pursuant to the Italian Usury Legislation, for the period during which it is not possible to apply the interest rate as originally agreed in this Contract.

Repayment

Normal repayment

Repayment of Tranche A and Tranche B

The Borrower shall repay Tranche A and Tranche B, together with all other amounts outstanding under this Contract in relation to that Tranche, in a single instalment on the Maturity Date of that Tranche.

Repayment of Tranche C and Tranche D

The Borrower shall repay Tranche C and Tranche D by equal annual instalments of principal together with all other amounts outstanding under this Contract in relation to that Tranches on the Repayment Dates specified in the relevant Disbursement Offer.

The first Repayment Date of Tranche C shall fall not earlier than 12 (twelve) months from the Disbursement Date of such Tranche.

The last Repayment Date of Tranche C and Tranche D shall fall not later than 5 (five) years from the Disbursement Date of Tranche C and Tranche D, respectively.

Voluntary prepayment

Prepayment option

(a) Subject to Articles 5.2.2 (Prepayment Fee) and 5.4 (General), the Borrower may prepay all or part of any Tranche, together with accrued interest (including any interest under Article 4.2 (Deferred Interest Tranches) and/or any Additional Remuneration, as specified under Article 4.3 (Additional Remuneration) and Schedule J (Additional Remuneration)), any Prepayment Fee and indemnities if any, upon giving a Prepayment Request with at least 60 (sixty) calendar days’ prior notice specifying:

(i) the Prepayment Amount;

(ii) if applicable, the choice of application method of the Prepayment Amount in line with sub-paragraph (a)(i) of Article 6.5.3 (Allocation of sums related to Tranches);

(iii) the Prepayment Date; and

(iv) each Contract Number.

(b) The Prepayment Request shall be irrevocable.

Prepayment Fee

If the Borrower prepays a Tranche, the Borrower shall pay the relevant Prepayment Fee on the Prepayment Date.

Prepayment mechanics

Upon presentation by the Borrower to the Bank of a Prepayment Request, the Bank shall issue a Prepayment Notice to the Borrower, not later than 15 (fifteen) days prior to the Prepayment Date. The Prepayment Notice shall specify the Prepayment Amount, the accrued interest due thereon, any Additional Remuneration, the Prepayment Fee and the method of application of the Prepayment Amount. If the Prepayment Notice specifies Prepayment Fee, it shall also specify the deadline by which the Borrower may accept the Prepayment Notice, and the Borrower must accept the Prepayment Notice no later than such deadline as a condition to prepayment.

The Borrower shall make a prepayment in accordance with the Prepayment Notice and shall accompany the prepayment by the payment of accrued interest (including any interest under Article 4.2 (Deferred Interest Tranches), any Additional Remuneration, as specified under Article 4.3 (Additional Remuneration) and Schedule J (Additional Remuneration) and Prepayment Fee or indemnity, if any, due on the Prepayment Amount, as specified in the Prepayment Notice, and shall identify each Contract Number in the prepayment transfer.

Compulsory prepayment

Cost Reduction

If the total cost of the Investment at completion by the final date specified in the Technical Description falls below the figure stated in Recital (A) so that the amount of the Credit exceeds 50% (fifty per cent) of such total cost, the Bank may forthwith, by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding up to the amount by which the Credit exceeds 50% (fifty per cent) of the total cost of the Investment.

Change Events

The Borrower and the Guarantor 2, as the case may be, shall promptly inform the Bank if:

(a) a Change-of-Control Event has occurred or is likely to occur in respect of itself or a Guarantor; or

(b) there is or is likely to be an enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs or is likely to occur after the date of this Contract and which, in the opinion of the Borrower, would impair an Obligor's ability to perform its obligations under the Finance Documents; or

(c) a Senior Management Change has occurred or is likely to occur.

In such case, or if the Bank has reasonable cause to believe that a Change-of-Control Event, a Change-of-Law Event, a Senior Management Change has occurred or is likely to occur, the Borrower and the Guarantor 2, as the case may be, shall, on request of the Bank, consult with the Bank as to the impact of such event. If 30 (thirty) days have passed since the date of such request and the Bank is of the reasonable opinion that the effects of such event cannot be mitigated to its satisfaction, or in any event if a Change-of-Control Event, Change-of-Law Event, Senior Management Change the Bank may by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued or outstanding under this Contract.

Illegality

If it becomes unlawful in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated in this Contract or to fund or maintain the Loan, the Bank shall promptly notify the Borrower and may immediately cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued or outstanding under this Contract.

Change in business

If the Borrower and the Guarantor 2 procures that a change is made to the general nature business of the Borrower or the Group as a whole from that described in the integrated business plan of the Group that the Guarantor 2 communicated to the Bank on 4 May 2023 - consisting of the development of Borrower’s technology, direct commercialization in the United States and via partner outside the United States - without the prior written consent of the Bank, the Bank shall promptly notify the Borrower and may immediately cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued or outstanding under this Contract.

Disposals

If the Borrower, the Guarantors, and/or any Parent and/or any Group Company disposes of assets forming part of the Investment or shares in subsidiaries holding assets forming part of the Investment, without the approval of the Bank, the Borrower shall apply all proceeds of such disposal to prepay the Loan Outstanding (in part or in whole), together with accrued interest, promptly following receipt of such proceeds in accordance with sub-paragraph (b) of Paragraph 8 (Disposal of assets) of Schedule H (General Undertakings).

Breach of pari passu

If the payment obligations under this Contract rank less than pari passu in right of payment with any other present or future unsecured and unsubordinated obligations under any of the Non-EIB Financings except for obligations mandatorily preferred by law applying to companies generally, the Borrower shall promptly notify the Bank and the Bank may immediately cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued or outstanding under this Contract.

Voluntary Additional Remuneration Event

If a Voluntary Additional Remuneration Event (as defined in Schedule J (Additional Remuneration)) occurs, the Borrower shall prepay a proportionate amount of the Loan Outstanding, together with accrued interest and all other amounts accrued or outstanding under this Contract.

Prepayment Fee

In the case of a Prepayment Event in relation to a Tranche, the Borrower shall pay the relevant Prepayment Fee.

Prepayment mechanics

Any sum demanded by the Bank pursuant to Articles 5.3.1 (Cost Reduction) to 5.3.4 (Change in business) shall be paid on the date indicated by the Bank in its notice of demand, such date being a date falling not less than 30 (thirty) days from the date of the demand (or, if earlier, the last day of any applicable grace period permitted by law in respect of the event in Article 5.3.3 (Illegality)).

General

(a) A repaid or prepaid amount may not be reborrowed.

(b) If the Borrower prepays a Tranche on a date other than a relevant Payment Date, or if the Bank exceptionally accepts, solely upon the Bank’s discretion, a Prepayment Request with prior notice of less than 30 (thirty) calendar days, the Borrower shall pay to the Bank an administrative fee in such an amount as the Bank shall notify to the Borrower.

Payments

Day count convention

Any amount due under this Contract and calculated in respect of a fraction of a year shall be determined based on a year of 360 (three hundred and sixty) days and a month of 30 (thirty) days.

Time and place of payment

(a) If neither this Contract nor the Bank's demand specifies a due date, all sums other than sums of interest, indemnity and principal are payable within 15 (fifteen) days of the Borrower's receipt of the Bank's demand.

(b) Each sum payable by the Borrower under this Contract shall be paid to the following account:

Bank:	[***]
City:	[***]
Account number:	[***]
SWIFT Code/BIC:	[***]
Remark:	[***]

or such other account notified by the Bank to the Borrower.

(c) The Borrower shall provide each Contract Number as a reference for each payment made under this Contract.

(d) Any disbursements by and payments to the Bank under this Contract shall be made using account(s) acceptable to the Bank. Any account in the name of the Borrower held with a duly authorised financial institution in the jurisdiction where the Borrower is incorporated or where the Investment is undertaken is deemed acceptable to the Bank.

No set-off by the Borrower

All payments to be made by the Borrower under this Contract shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

Disruption to Payment Systems

If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by the Borrower that a Disruption Event has occurred:

(a) the Bank may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Contract as the Bank may deem necessary in the circumstances;

(b) the Bank shall not be obliged to consult with the Borrower in relation to any changes mentioned in sub-paragraph (a) of Article 6.4 (Disruption to Payment Systems) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and

(c) the Bank shall not be liable for any damages, costs or losses whatsoever arising as a result of a Disruption Event or for taking or not taking any action pursuant to or in connection with this Article 6.4 (Disruption to Payment Systems).

Application of sums received

General

Sums received from the Borrower shall only discharge its payment obligations if and when received in accordance with the terms of this Contract.

Partial payments

If the Bank receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Contract, the Bank shall apply that payment in or towards payment of:

(a) first, any unpaid fees, costs, indemnities and expenses due under this Contract;

(b) secondly, any accrued interest due but unpaid under this Contract;

(c) thirdly, any principal due but unpaid under this Contract; and

(d) fourthly, any other sum due but unpaid under this Contract.

Allocation of sums related to Tranches

(a) In case of:

(i) a partial voluntary prepayment of a Tranche that is subject to a repayment in several instalments, the Prepayment Amount shall be applied pro rata to each outstanding instalment, or, at the request of the Borrower, in inverse order of maturity,

(ii) a partial compulsory prepayment of a Tranche that is subject to a repayment in several instalments, the amount prepaid shall be applied in reduction of the outstanding instalments in inverse order of maturity.

(b) Sums received by the Bank following a demand under Article 9.1 (Right to demand repayment) and applied to a Tranche, shall reduce the outstanding instalments in inverse order of maturity. The Bank may apply sums received between Tranches at its discretion.

(c) In case of receipt of sums which cannot be identified as applicable to a specific Tranche, and on which there is no agreement between the Bank and the Borrower on their application, the Bank may apply these between Tranches at its discretion.

Undertakings and representations

(a) Each of the Borrower, the Guarantor 1, the Guarantor 2, the Guarantor 3 and the Guarantor 4 hereby makes the relevant representations and warranties set out in Schedule G (Representations and Warranties) to the Bank on the date of this Contract in respect of itself and, in case of the Borrower, where applicable, the other Obligors.

(b) The Repeating Representations are deemed to be made by the Borrower and each of the Guarantor 1, the Guarantor 2, the Guarantor 3 and the Guarantor 4 (in respect of itself and in case of the Borrower, where applicable, the other Obligors) on the date of each Disbursement Acceptance, each Disbursement Date and each Payment Date by reference to the facts and circumstances then existing.

(c) The undertakings in Schedule H (General Undertakings) and Schedule I (Information and Visits) remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is available.

Charges and expenses

Taxes, duties and fees

The Borrower shall pay all Taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of each Finance Document or any related document and in the creation, perfection, registration or enforcement of any security for the Loan to the extent applicable.

The Borrower shall pay all principal, interest, indemnities and other amounts due under this Contract gross without any withholding or deduction of any national or local impositions whatsoever, provided that if the Borrower is required by law or an agreement with a governmental authority or otherwise to make any such withholding or deduction, it will gross up the payment to the Bank so that after withholding or deduction, the net amount received by the Bank is equivalent to the sum due.

Other charges

The Borrower shall bear all charges and expenses, including professional, banking or exchange charges incurred in connection with the preparation, execution, implementation, enforcement and termination of the Finance Documents (including, but not limited to, any Guarantee Agreement entered into pursuant to Paragraph 18 (Guarantees) of Schedule H (General Undertakings)) or any related document, any amendment, supplement or waiver in respect of the Finance Documents or any related document, and in the amendment, creation, management, enforcement and realisation of any security for the Loan.

Increased costs, indemnity and set-off

(a) The Borrower shall pay to the Bank any costs or expenses incurred or suffered by the Bank as a consequence of the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or compliance with any law or regulation which occurs after the date of this Contract, in accordance with or as a result of which (i) the Bank is obliged to incur additional costs in order to fund or perform its obligations under this Contract, or (ii) any amount owed to the Bank under this Contract or the financial income resulting from the granting of the Credit or the Loan by the Bank to the Borrower is reduced or eliminated.

(b) Without prejudice to any other rights of the Bank under this Contract or under any applicable law, the Borrower shall indemnify and hold the Bank harmless from and against any loss incurred as a result of any full or partial discharge that takes place in a manner other than as expressly set out in this Contract.

(c) The Bank may set off any matured obligation due from the Borrower under each Finance Document (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to the Borrower regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off in an amount estimated by it in good faith to be the amount of that obligation.

Events of default

Right to demand repayment

The Bank may demand (in writing) without prior notice or any judicial or extra judicial step immediate repayment by the Borrower of all or part of the Loan Outstanding (as requested by the Bank), together with accrued interest, any Prepayment Fee and all other accrued or outstanding amounts under this Contract, if:

(a) any amount payable pursuant to any Finance Document is not paid on the due date at the place and in the currency in which it is expressed to be payable, unless (i) its failure to pay is caused by an administrative or technical error or a Disruption Event and (ii) payment is made within 3 (three) Business Days of its due date;

(b) any information or document given to the Bank by or on behalf of any Obligor or any representation, warranty or statement made or deemed to be made by the Borrower in any Finance Document, pursuant to any Finance Document or for the purposes of entering into any Finance Document is or proves to have been incorrect, incomplete or misleading in any material respect;

(c) following any default of any Obligor in relation to any loan, or any obligation arising out of any financial transaction, other than the Loan,

(i) such Obligor is required or is capable of being required or will, following expiry of any applicable contractual grace period, be required or be capable of being required to prepay, discharge, close out or terminate ahead of maturity such other loan or obligation; or

(ii) any financial commitment for such other loan or obligation is cancelled or suspended; and

(d) any Obligor is unable to pay its debts as they fall due, or suspends its debts, or makes or seeks to make a composition with its creditors including a moratorium, or commences negotiations with one or more of its creditors with a view to rescheduling any of its financial indebtedness;

(e) any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or an order is made or an effective resolution is passed for the winding up of any Obligor, a reduction of the corporate capital has occurred in respect to any Obligor pursuant to article 2447 of the Italian Civil Code (or, with respect to any Obligor incorporated in the form of società a responsabilità limitata, pursuant to article 2482-ter of the Italian Civil Code) or if any Obligor takes steps towards a substantial reduction in its capital, is declared insolvent or ceases or resolves to cease to carry on the whole or any substantial part of its business or activities or any situation similar to any of the above occurs under any applicable law;

(f) an encumbrancer takes possession of, or a receiver, liquidator, administrator, administrative receiver or similar officer is appointed, whether by a court of competent jurisdiction or by any competent administrative authority or by any person, of or over, any part of the business or assets of any Obligor or any property forming part of the Investment;

(g) any Obligor defaults in the performance of any obligation in respect of any other loan granted by the Bank or financial instrument entered into with the Bank;

(h) any Obligor defaults in the performance of any obligation in respect of any other loan made to it from the resources of the Bank or the European Union;

(i) any distress, execution, sequestration or other process is levied or enforced upon the property of any Obligor or any property forming part of the Investment and is not discharged or stayed within 14 (fourteen) days;

(j) a Material Adverse Change occurs, as compared with the position at the date of this Contract;

(k) it is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents, or the Finance Documents are not effective in accordance with its terms or is alleged by any Obligor to be ineffective in accordance with its terms; or

(l) any Obligor fails to comply with any other provision under the Finance Documents (including, without limitation, each of the undertakings in Schedule H (General Undertakings) and Schedule I (Information and Visits)), unless the non-compliance or circumstance giving rise to the non-compliance is capable of remedy and is remedied within 20 (twenty) Business Days from the earlier of the Borrower becoming aware of the non-compliance and a notice served by the Bank on the Borrower.

Other rights at law

Article 9.1 (Right to demand repayment) shall not restrict any other right of the Bank at law to require prepayment of the Loan Outstanding.

Prepayment Fee

In case of demand under Article 9.1 (Right to demand repayment), the Borrower shall pay the Bank the amount demanded together with the relevant Prepayment Fee.

Non-Waiver

No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Contract shall be construed as a waiver of such right or remedy. The rights and remedies provided in this Contract are cumulative and not exclusive of any rights or remedies provided by law.

Law and jurisdiction, miscellaneous

Governing Law

This Contract and any non-contractual obligations arising out of or in connection with it shall be governed by Italian law.

Jurisdiction

(a) The courts of Milan have exclusive jurisdiction to settle any dispute (a "Dispute") arising out of or in connection with this Contract (including a dispute regarding the existence, validity or termination of this Contract or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Contract.

(b) The parties agree that the courts of Milan are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

Place of performance

Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Contract, shall be the seat of the Bank.

Evidence of sums due

In any legal action arising out of this Contract the certificate of the Bank as to any amount or rate due to the Bank under this Contract shall, in the absence of manifest error, be prima facie evidence of such amount or rate.

Entire Agreement

This Contract constitutes the entire agreement between the Bank, the Borrower, the Guarantor 1, the Guarantor 2, the Guarantor 3 and the Guarantor 4 in relation to the provision of the Credit hereunder, and supersedes any previous agreement, whether express or implied, on the same matter.

Invalidity

If at any time any term of this Contract is or becomes illegal, invalid or unenforceable in any respect, or this Contract is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a) the legality, validity or enforceability in that jurisdiction of any other term of this Contract or the effectiveness in any other respect of this Contract in that jurisdiction; or

(b) the legality, validity or enforceability in other jurisdictions of that or any other term of this Contract or the effectiveness of this Contract under the laws of such other jurisdictions.

Amendments

Any amendment to this Contract shall be made in writing and shall be signed by the parties hereto.

Assignment and transfer by the Bank

(a) Subject to sub-paragraph (b) of this Article 10.8 (Assignment and transfer by the Bank), the consent of the Borrower, the Guarantor 1, the Guarantor 2, the Guarantor 3 and the Guarantor 4 is required for an assignment or transfer (by way of novation, sub-participation or otherwise) by the Bank of all or part of its rights, benefits or obligations under the Finance Documents, unless the assignment or transfer:

(i) is to a Bank Affiliate; or

(ii) is made at a time when an Event of Default has occurred and is continuing; or

(iii) is made in respect of a sub-participation or securitisation (or similar transaction of broadly equivalent economic effect) where the Bank remains the lender of record of the Loan.

(b) The consent of the Borrower, the Guarantor 1, the Guarantor 2, the Guarantor 3 and/or the Guarantor 4 to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent 10 (ten) Business Days after the Bank has requested it unless consent is expressly refused by the Borrower, the Guarantor 1, the Guarantor 2, the Guarantor 3 and/or the Guarantor 4 within that time.

(c) The Bank shall have the right to disclose all information relating to or concerning the Borrower, the Guarantor 1, the Guarantor 2, the Guarantor 3, the Guarantor 4, the Group, the Finance Documents and the Loan in connection with or in contemplation of any such assignment or transfer.

For the purpose of this Article 10.8 (Assignment and transfer by the Bank):

“Affiliate” means any entity directly or indirectly Controlling, Controlled by or under common Control with the Bank.

“Bank Affiliate” means an Affiliate of the Bank and any other entity or platform initiated, managed or advised by the Bank.

“Control” means with respect to a given entity, the power to:

(a) cast, or control the casting of, votes corresponding to more than 50% of the issued voting share capital of that entity; or

(b) appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(c) give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of such entity are obliged to comply;

and “Controlling” and “Controlled” have corresponding meanings.

Negotiations

Each Party hereby acknowledges and confirms that:

(a) it has appointed and has been assisted by its respective legal counsel in connection with the negotiation, preparation and execution of the Finance Documents; and

(b) this Contract and any Finance Document, and all of its terms and conditions, including the Recitals and the Schedules thereto, have been specifically negotiated (“oggetto di trattativa individuale”) between the Parties.

Final Articles

Notices

Form of notice

(a) Any notice or other communication given under this Contract must be in writing and, unless otherwise stated, may be made by letter and electronic mail.

(b) Notices and other communications for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or by electronic mail. Such notices and communications shall be deemed to have been received by the other party:

(i) on the date of delivery in relation to a hand-delivered or registered letter;

(ii) in the case of any electronic mail sent by the Borrower, the Guarantor 1, the Guarantor 2, the Guarantor 3 and/or the Guarantor 4 to the Bank, only when actually received in readable form and only if it is addressed in such a manner as the Bank shall specify for this purpose, or

(iii) in the case of any electronic mail sent by the Bank to the Borrower, the Guarantor 1, the Guarantor 2, the Guarantor 3 and/or the Guarantor 4 when the electronic mail is sent.

(c) Any notice provided by the Borrower, the Guarantor 1, the Guarantor 2, the Guarantor 3 and/or the Guarantor 4 to the Bank by electronic mail shall:

(i) mention each Contract Number in the subject line; and

(ii) be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the parties) of the notice signed by one or more Authorised Signatories of the Borrower, the Guarantor 1, the Guarantor 2, the Guarantor 3 and/or the Guarantor 4 as appropriate, attached to the electronic mail.

(d) Notices issued by the Borrower, the Guarantor 1, the Guarantor 2, the Guarantor 3 and/or the Guarantor 4 pursuant to any provision of this Contract shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower the Guarantor 1, the Guarantor 2, the Guarantor 3 and/or the Guarantor 4 and the authenticated specimen signature of such person or persons.

(e) Without affecting the validity of electronic mail or communication made in accordance with this Article 11.1 (Notices), the following notices, communications and documents shall also be sent by registered letter to the relevant party at the latest on the immediately following Business Day:

(i) Disbursement Acceptance;

(ii) any notices and communication in respect of the cancellation of a disbursement of any Tranche, Prepayment Request, Prepayment Notice, Event of Default, any demand for prepayment, and

(iii) any other notice, communication or document required by the Bank.

(f) The parties agree that any above communication (including via electronic mail) is an accepted form of communication, shall constitute admissible evidence in court and shall have the same evidential value as an agreement under hand.

Addresses

The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication to be made or document to be delivered under or in connection with this Contract is:

For the Bank	Attention: OPS/ENPST/3-GC&IF 100 boulevard Konrad Adenauer L-2950 Luxembourg Email address [***]
For the Borrower	Attention: Chief Executive Officer 3, Via Meucci, Bresso (MI), 20091, Italy E-mail address: [***]
For the Guarantor 1	Attention: Chief Business Officer 601 Gateway Blvd. Suite 1250 South San Francisco, CA 94080 Delaware, USA incorporation E-mail address: [***]
For the Guarantor 2	Attention: Chief Business Officer 601 Gateway Blvd. Suite 1250 South San Francisco, CA 94080 Delaware, USA incorporation E-mail address: [***]
For the Guarantor 3	Attention: Chief Business Officer 601 Gateway Blvd. Suite 1250 South San Francisco, CA 94080 Delaware, USA incorporation E-mail address: [***]
For the Guarantor 4	Attention: Chief Business Officer 601 Gateway Blvd. Suite 1250 South San Francisco, CA 94080 Delaware, USA incorporation E-mail address: [***]

Demand after notice to remedy

The Bank, the Borrower, the Guarantor 1, the Guarantor 2, the Guarantor 3 and the Guarantor 4 shall promptly notify the other party in writing of any change in their respective communication details.

English language

(a) Any notice or communication given under or in connection with this Contract must be in English.

(b) All other documents provided under or in connection with this Contract must be:

(i) in English; or

(ii) if not in English, and if so required by the Bank, accompanied by a certified English translation and, in this case, the English translation will prevail.

Schedule A

Investment Specification and Reporting

A.1 Technical Description

The project supports the Borrower's research and development ("R&D") investments to develop innovative treatments for rare diseases. The 4 year-investment plan relates to the late stage clinical development of EryDex (completion of the Phase III and regulatory approval) in AT as well as label extensions and expended access programs and a paediatric investigational plan for Erydex. The project will be coordinated from the headquarters of Guarantor 2 located in San Francisco, USA and the Borrower’s headquarters located in Bresso, Italy. The project costs during the four-year period from 2020 to December 2023 are estimated at EUR 64,000,000 (sixty four million euro).

A.2 Information Duties

Despatch of information: designation of the person responsible

The information below has to be sent to the Bank under the responsibility of:

Financial & Technical Contact
Company	EryDel S.p.A.
Contact person	Brendan Hannah
Title	Quince Therapeutics Chief Business Officer; EryDel S.p.A. Board Director
Address	Via Meucci 3 – Bresso (Milan) – Italy
Phone	[***]
Email	[***]

The above-mentioned contact person is the responsible contact for the time being. The Borrower shall inform the Bank immediately in case of any change.

Information on the project’s implementation

The Borrower shall deliver to the Bank the following information on project progress during implementation of the project.

Document / information	Deadline	Frequency of reporting

Project Progress Report, including:

- A brief update on the company's strategy and development, explaining the reasons for significant changes vs. initial scope;

- A general update on targeted-markets situation, trends and Borrower's

	30/09/2021 30/09/2022 30/09/2023	Annually

positioning, with a focus on competitive landscape and changes impacting the market potential of Erydel’s products;

- Update on the cost of the project, explaining reasons for any possible and major cost variations vs. initial budgeted cost (see table above);

- Update on the progress made with the Investment plan and reasons for significant changes vs. initial scope (if any);

- Update on other R&D activities not included in the Investment plan;

- Update on any major changes in the Borrower and R&D and manufacturing organisations, with potential impact on the completion of the project;

- Update on the headcount evolution of the Borrower;

- Brief update on the IP portfolio, in-licensing agreements, commercial agreements or collaborations with public research institutions;

- Brief update on funding made available from public sources (e.g., grants, etc.);

- Any significant issue that has occurred and any significant (market, technical, financial, etc.) risk that may affect the project's operation;

- A description of any major issue with impact on the environment;

- Any legal action concerning the project that may be ongoing.

Information on the end of works and first year of operation

The Borrower shall deliver to the Bank the following information on project completion and initial operation at the latest by the deadline indicated below:

Document / information	Date of delivery to the Bank

Project Completion Report, including:

- A final Technical Description of the project as completed, explaining the reasons for any significant change compared to the Technical Description in Schedule A;

- Non-confidential Borrower and project-related information, if available (press-releases, analyst reports, etc.);

- The final cost of the project, explaining reasons for any possible major cost variations vs. initial budgeted cost;

- Update on other R&D developments not included in the project;

- Employment effects of the project: overview of the FTEs;

- Overview of new positions created;

- Overview of the R&D as well as the manufacturing organizations;

- A description of any major issues with environmental or social impacts;

- Number of national/international patent applications;

- Total revenues generated by the projects;

- Overview of all current partnerships / collaboration and commercialisation agreements;

- Overview on funding used in the context of the project made available from public sources (e.g., grants, etc.);

- Any significant issue that has occurred and any significant risk that may affect the project's operation;

- Any legal action concerning the project that may be ongoing.

30/09/2024

Language of reports	English

Schedule B

Definition of EURIBOR

"EURIBOR" means:

(a) in respect of a relevant period of less than one month, the Screen Rate (as defined below) for a term of one month;

(b) in respect of a relevant period of one or more months for which a Screen Rate is available, the applicable Screen Rate for a term for the corresponding number of months; and

(c) in respect of a relevant period of more than one month for which a Screen Rate is not available, the rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period next shorter and the other for a period next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the "Representative Period").

For the purposes of paragraphs (b) and (c) above:

(i) "available" means the rates, for given maturities, that are calculated and published by Global Rate Set Systems Ltd (GRSS), or such other service provider selected by the European Money Markets Institute (EMMI), or any successor to that function of EMMI, as determined by the Bank; and

(ii) "Screen Rate" means the rate of interest for deposits in EUR for the relevant period as published at 11h00, Brussels time, or at a later time acceptable to the Bank on the day (the "Reset Date") which falls 2 (two) Relevant Business Days prior to the first day of the relevant period, on Reuters page EURIBOR 01 or its successor page or, failing which, by any other means of publication chosen for this purpose by the Bank.

If such Screen Rate is not so published, the Bank shall request the principal offices of four major banks in the euro-zone, selected by the Bank, to quote the rate at which EUR deposits in a comparable amount are offered by each of them, as at approximately 11h00, Brussels time on the Reset Date to prime banks in the euro-zone interbank market for a period equal to the Representative Period. If at least 2 (two) quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations. If no sufficient quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in the euro-zone, selected by the Bank, at approximately 11h00, Brussels time, on the day which falls 2 (two) Relevant Business Days after the Reset Date, for loans in EUR in a comparable amount to leading European banks for a period equal to the Representative Period. The Bank shall inform the Borrower without delay of the quotations received by the Bank.

All percentages resulting from any calculations referred to in this Schedule will be rounded, if necessary, to the nearest one thousandth of a percentage point, with halves being rounded up.

If any of the foregoing provisions becomes inconsistent with provisions adopted under the aegis of EMMI (or any successor to that function of EMMI as determined by the Bank) in respect of EURIBOR, the Bank may by notice to the Borrower amend the provision to bring it into line with such other provisions.

If the Screen rate becomes permanently unavailable, the Euribor replacement rate will be the rate (inclusive of any spreads or adjustments) formally recommended by (i) the working group on euro risk-free rates established by the European Central Bank (ECB), the Financial Services and Markets Authority (FSMA), the European Securities and Markets Authority (ESMA) and the European Commission, or (ii) the European Money Market Institute, as the administrator of EURIBOR, or (iii) the competent authority responsible under Regulation (EU) 2016/1011 for supervising the European Money

Market Institute, as the administrator of the EURIBOR, or (iv) the national competent authorities designated under Regulation (EU) 2016/1011, or (v) the European Central Bank.

If no Screen Rate and/or the Euribor replacement rate is available as provided above, EURIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

Schedule C

Form of Disbursement Offer/Acceptance

To: Erydel S.p.A.

From: European Investment Bank

Date:

Subject: Disbursement Offer/Acceptance for the Finance Contract between European Investment Bank and Erydel S.p.A. dated [*** insert date of signature (date of the proposal and date of acceptance) ***] (the "Finance Contract")

Contract Number 91932 and 92599

Serapis Number 2020-0006

Dear Sirs,

We refer to the Finance Contract. Terms defined in the Finance Contract have the same meaning when used in this letter.

Following your request for a Disbursement Offer from the Bank, in accordance with Article 2.2.2 (Disbursement Offer) of the Finance Contract, we hereby offer to make available to you the following Tranche:

(a) Tranche [A/B/C/D]

(b) Amount to be disbursed:

(c) Disbursement Date:

(d) Interest rate basis:

(e) [For Tranches A and B] Deferred Interest Rate:

(f) [For Tranches C and D] Fixed Rate:

(g) Payment Dates and interest periods:

(h) Terms and frequency for repayment of principal:

(i) First Repayment Date and Maturity Date:

(j) Additional Remuneration:

To make the Tranche available subject to the terms and conditions of the Finance Contract, the Bank must receive a Disbursement Acceptance in the form of a copy of this Disbursement Offer duly signed on your behalf, to the following electronic mail [●] no later than the Disbursement Acceptance Deadline of [time], Luxembourg time, on [date].

The Disbursement Acceptance below must be signed by an Authorised Signatory and must be fully completed as indicated, to include the details of the Disbursement Account.

If not duly accepted by the above stated time, the offer contained in this document shall be deemed to have been refused and shall automatically lapse.

If you do accept the Tranche as described in this Disbursement Offer, all the related terms and conditions of the Finance Contract shall apply, in particular, the provisions of Article 2.5 (Conditions of Disbursement).

Yours faithfully,

EUROPEAN INVESTMENT BANK

We hereby accept the above Disbursement Offer for and on behalf of the Borrower:

__________________________________________

Date:

Account to be credited:
Account N°:
Account Holder/Beneficiary:
(please, provide IBAN format if the country is included in IBAN Registry published by SWIFT, otherwise an appropriate format in line with the local banking practice should be provided)
Bank name, identification code (BIC) and address:
Payment details to be provided:
Please transmit information relevant to:
Name(s) of the Borrower's Authorised Signatory(ies):
………………………………………………………..………………………………………………..
Signature(s) of the Borrower’s Authorised Signatory(ies):

IMPORTANT NOTICE TO THE BORROWER:

BY COUNTERSIGNING ABOVE YOU CONFIRM THAT THE LIST OF AUTHORISED SIGNATORIES AND ACCOUNTS PROVIDED TO THE BANK WAS DULY UPDATED PRIOR TO THE PRESENTATION OF THE ABOVE DISBURSEMENT OFFER BY THE BANK.

IN THE EVENT THAT ANY SIGNATORIES OR ACCOUNTS APPEARING IN THIS DISBURSEMENT ACCEPTANCE ARE NOT INCLUDED IN THE LATEST LIST OF AUTHORISED SIGNATORIES AND ACCOUNTS RECEIVED BY THE BANK, THE ABOVE DISBURSEMENT OFFER SHALL BE DEEMED AS NOT HAVING BEEN MADE.

Schedule D

Form of Drawdown Certificate

To: European Investment Bank

From: Erydel S.p.A.

Date:

Subject: Finance Contract between European Investment Bank and Erydel S.p.A. dated [*** insert date of signature (date of the proposal and date of acceptance) ***] (the "Finance Contract")

Contract Number 91932 and 92599 Serapis Number 2020-0006

Dear Sirs,

Terms defined in the Finance Contract have the same meaning when used in this letter.

For the purposes of Article 2.5 (Conditions of Disbursement) of the Finance Contract we hereby certify to you as follows:

(a) no Prepayment Event has occurred and is continuing unremedied;

(b) no security of the type prohibited under Paragraph 25 (Negative pledge) of Schedule H (General Undertakings) has been created or is in existence;

(c) there has been no material change to any aspect of the Investment or in respect of which we are obliged to report under the Finance Contract, save as previously communicated by us;

(d) no Default, Event of Default or a Prepayment Event other than pursuant to Article 5.3.1 (Cost Reduction) of the Finance Contract has occurred or is continuing, or would, in each case, result from the disbursement of the proposed Tranche;

(e) no litigation, arbitration administrative proceedings or investigation is current or to our knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against us or any of our subsidiaries any unsatisfied judgement or award;

(f) the Repeating Representations are correct in all respects;

(g) no Material Adverse Change has occurred, as compared with the situation at the date of the Finance Contract; and

(h) the borrowing of the Credit, or any part thereof, by the Borrower is within the corporate powers of the Borrower.

Yours faithfully,

For and on behalf of Erydel S.p.A.

Date:

Schedule E

Form of Compliance Certificate

To: European Investment Bank

From: Erydel S.p.A.

Date:

Subject: Finance Contract between European Investment Bank and Erydel S.p.A. dated [*** insert date of signature ***] (the "Finance Contract")

Contract Number 91932 and 92599 Serapis Number 2020-0006

Dear Sirs,

We refer to the Finance Contract. This is a Compliance Certificate. Terms defined in the Finance Contract have the same meaning when used in this Compliance Certificate.

We hereby confirm:

(a) [insert information regarding asset disposal];

(b) [insert other information and calculation details of the Additional Remuneration to be paid on the next Additional Remuneration Payment Date (as defined in Schedule J – Additional Remuneration – below)];

(c) [no security of the type prohibited under Paragraph 25 (Negative pledge) of Schedule H (General Undertakings) has been created or is in existence;]

(d) [no Default, Event of Default or a Prepayment Event other than pursuant to Article 5.3.1 (Cost Reduction) of the Finance Contract has occurred or is continuing.] [If this statement cannot be made, this certificate should identify any potential event of default that is continuing and the steps, if any, being taken to remedy it].

Yours faithfully,

For and on behalf of Erydel S.p.A.

[director]	[director]

Schedule F

Initial Documentary Conditions Precedent

(a) The duly executed Finance Documents.

(b) The constitutional documents of each Obligor.

(c) A copy of the resolution of the competent body (board of directors or general meeting of shareholders) of each Obligor duly authorising the execution of the Finance Documents to which it is a party and duly authorising the relevant signatories.

(d) The List of Authorised Signatories and Accounts.

(e) A legal opinion of Gianni, Origoni, Grippo, Cappelli & Partners Law Firm, addressed to the Bank on the legality, validity and enforceability of the Finance Documents.

(f) A legal opinion of Avv. Luca Garibaldi (Lexage), legal adviser to the Borrower, addressed to the Bank, and dated no earlier than the date falling 14 (fourteen) days before the Disbursement Date:

(i) which includes an insolvency search on the relevant Obligor conducted on the date of such legal opinion; and

(ii) on the due incorporation, valid existence and good standing of each Obligor, the authority and capacity of each Obligor to enter into the Finance Documents and perform its obligations thereunder, non-conflict with constitutional documents and on laws applicable to companies generally in the Republic of Italy, no consents, registrations or filings are required and no stamp duty is to be paid in respect of the Finance Documents, all corporate and other action required to be taken has indeed been taken, the due execution of the Finance Documents, choice of law and enforceability of judgments and that the Obligor is not entitled to claim immunity.

(g) The latest audited financial statements of the Obligors.

(h) Evidence of payment of all the fees and expenses as required under the Finance Documents.

(i) A copy of any other document, authorisation, opinion or assurance which the Bank has notified the Borrower is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Finance Documents or the validity and enforceability of the same.

Schedule G

Representations and Warranties

1. Authorisations and Binding Obligations

(a) Each Obligor is duly incorporated and validly existing under the laws of its jurisdiction of incorporation. No Obligor’s shares are publicly traded save for Quince Therapeutics, Inc..

(b) Each Obligor has the power to carry on its business as it is now being conducted and to own its property and other assets, and to execute, deliver and perform its obligations under the Finance Documents.

(c) Each Obligor has obtained all necessary Authorisations in connection with the execution, delivery and performance of the Finance Documents and in order to lawfully comply with its obligations thereunder, and in respect of the Investment, and all such Authorisations are in full force and effect and admissible in evidence.

(d) The execution and delivery of, the performance of each Obligor’s obligations under and compliance with the provisions of the Finance Documents do not and will not contravene or conflict with:

(i) any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;

(ii) any agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Finance Documents; or

(iii) any provision of its constitutional documents.

(e) The obligations expressed to be assumed by each Obligor in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

2. No default or other adverse event

(a) There has been no Material Adverse Change since 9 July 2020.

(b) The Borrower and the Guarantors represent that there has been no Material Adverse Change since 4 May 2023.

(c) No event or circumstance which constitutes an Event of Default has occurred and is continuing unremedied or unwaived.

3. No proceedings

(a) No litigation, arbitration, administrative proceedings or investigation is current or to its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against it or any of its Subsidiaries any unsatisfied judgement or award.

(b) To the best of its knowledge and belief (having made due and careful enquiry) no material Environmental Claim has been commenced or is threatened against any Obligor.

(c) As at the date of this Contract, no Obligor has taken any action to commence proceedings for, nor have any other steps been taken or legal proceedings commenced or, so far as the Borrower, the Guarantor 1, the Guarantor 2, the Guarantor 3 and the Guarantor 4, as applicable, is aware, threatened against any Obligor for its insolvency, winding up or dissolution, or for any Obligor to enter into any arrangement or compositions for the benefit of creditors, or for the appointment of an administrator, receiver, administrative receiver, examiner, trustee or similar officer.

4. Security

At the date of this Contract, no Security exists over the assets of any Group Company.

5. Ranking

(a) Its payment obligations under this Contract rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

(b) No financial covenants have been concluded with any other creditor of any Obligor.

(c) No Voluntary Non EIB Prepayment has occurred.

6. Anti-Corruption

(a) Each Obligor is in compliance with all applicable European Union and national legislation, including any applicable anti-corruption legislation.

(b) To the best of its knowledge, no funds invested in the Investment by any Obligor or any other Group Company are of illicit origin, including products of money laundering or linked to the financing of terrorism.

(c) No Obligor is engaged in any Illegal Activities and to the best of the Borrower’s, the Guarantor’s 1, the Guarantor’s 2, the Guarantor’s 3 or the Guarantor’s 4, as applicable, knowledge no Illegal Activities have occurred in connection with the Investment. (Non-repeating)

7. Accounting and Tax

(a) The latest available consolidated and unconsolidated audited accounts of the Borrower and the other Obligors have been prepared on a basis consistent with previous years and have been approved by their auditors as representing a true and fair view of the results of their operations for that year and accurately disclose or reserve against all the liabilities (actual or contingent) of the Borrower and the other Obligors, as applicable.

(b) The accounting reference date of the Borrower is 31 December.

(c) No Obligor required to make any deduction for or on account of any Tax from any payment it may make under the Finance Documents. (Non-repeating)

(d) All Tax returns required to have been filed by each Obligor or on its behalf under any applicable law have been filed when due and contain the information required by applicable law to be contained in them.

(e) Each Obligor has paid when due all Taxes payable by it under applicable law except to the extent that it is contesting payment in good faith and by appropriate means.

(f) With respect to Taxes which have not fallen due or which it is contesting, each Obligor is maintaining reserves adequate for their payment and in accordance, where applicable, with US GAAP.

(g) Under the laws of the jurisdiction of incorporation of each Obligor, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents, or the transactions contemplated by the Finance Documents. (Non-repeating).

8. Information provided

(a) Any factual information provided by any Group Company for the purposes of entering into this Contract and any related documentation was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and continues to be true and accurate in all material respect as at the date of this Contract.

(b) The Group structure chart is true, complete and accurate in all material respects and represents the complete corporate structure of the Group as at the date of this Contract, and other than as set out therein the Borrower owns no other equity and/or shares in any other business entity. (Non-repeating)

(c) As at the date of this Contract, (i) information provided by the Borrower under the EFSI Application Form is complete, accurate and true in all respects; and (ii) the Borrower (and the Group as a whole where relevant) complies with the eligibility and exclusion criteria set out in the Horizon 2020 Framework EU Programme to be the beneficiary of the Credit as such criteria are listed in the EFSI Application Form. (Non-repeating)

9. No indebtedness

No Obligor has Indebtedness outstanding other than Permitted Indebtedness. (Non-repeating).

10. No Immunity

No Obligor, nor any of its assets, is entitled to immunity from suit, execution, attachment or other legal process.

11. Pensions

The pension schemes for the time being operated by the Obligors (if any) are funded in accordance with their rules and to the extent required by law or otherwise comply with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained.

Schedule H

General Undertakings

1. Use of Loan

The Borrower shall use all amounts borrowed by it under the Loan to carry out the Investment.

2. Completion of Investment

The Borrower shall or shall procure that the Investment is carried out in accordance with the Technical Description as may be modified from time to time with the approval of the Bank, and complete it by the final date specified therein.

3. Procurement procedure

The Borrower shall secure goods and services for the Investment (a) in so far as they apply to it or to the Investment, in accordance with EU Law in general and in particular with the relevant EU Directives, and (b) in so far as EU Directives do not apply, by procurement procedures which, to the satisfaction of the Bank, respect the criteria of economy and efficiency and, in case of public contracts, the principles of transparency, equal treatment and non-discrimination on the basis of nationality.

4. Compliance with laws

Each Obligor shall comply in all respects with all laws and regulations to which it or the Investment is subject.

5. Environment

The Borrower shall:

(i) implement and operate the Investment in compliance with Environmental Law;

(ii) obtain, maintain and comply with requisite Environmental Approvals for the Investment,

and upon becoming aware of any breach of this Paragraph 5 (Environment):

(i) the Borrower shall promptly notify the Bank;

(ii) the Borrower and the Bank will consult for up to 15 (fifteen) Business Days from the date of notification with a view to agreeing the manner in which the breach should be rectified; and

(iii) the Borrower shall remedy the breach within 30 (thirty) Business Days of the end of the consultation period.

6. Integrity

The Borrower shall take, within a reasonable timeframe, appropriate measures in respect of any member of its management bodies who has been convicted by a final and irrevocable court ruling of a Illegal Activity perpetrated in the course of the exercise of his/her professional duties, in order to ensure that such member is excluded from any Borrower's activity in relation to the Loan or the Investment.

7. Integrity Audit Rights

The Borrower shall ensure that all contracts under the Investment to be procured after the date of this Contract in accordance with EU Directives on procurement provide for:

(a) the requirement that the relevant contractor promptly informs the Bank of a genuine allegation, complaint or information with regard to Illegal Activities related to the Investment;

(b) the requirement that the relevant contractor keeps books and records of all financial transactions and expenditures in connection with the Investment; and

(c) the Bank’s right, in relation to an alleged Illegal Activity, to review the books and records of the relevant contractor in relation to the Investment and to take copies of documents to the extent permitted by law.

8. Disposal of assets

(a) Except as provided below, the Borrower, the Guarantor 2 and/or any Parent, as applicable shall not, and shall procure that no Group Company shall, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of all or any part of any Group Company's business, undertaking or assets (including any shares or security of any entity or a business or undertaking, or any interest in any of them).

(b) Sub-paragraph (a) above does not apply to any such disposal:

(i) made with the prior written consent of the Bank;

(ii) made on arm's length terms in the ordinary course of business of a Group Company;

(iii) made on arm's length terms and at fair market value for cash, which is reinvested in assets of comparable or superior type, value and quality;

(iv) made on arm's length terms in exchange for other assets comparable or superior as to type, value and quality;

(v) by one Obligor to another Obligor;

(vi) constituted by a licence of Intellectual Property Rights;

(vii) made in relation to non-material assets which have depreciated to less than 25% (twenty five per cent) of their initial value or which are obsolete;

(viii) excluding any disposal otherwise permitted under (ii) to (vii) above, disposals where the higher of the market value or consideration receivable for such disposals does not exceed (x) 10% (ten per cent) of Total Assets during any financial year, and (y) 25% (twenty five per cent) of Total Assets during the term of the Credit; or

(ix) arising as a result of Permitted Security,

provided that the disposal is not of assets forming part of (A) the Investment or (B) shares in subsidiaries holding assets forming part of the Investment or (C) Intellectual Property Rights in connection with the Investment, which may not be disposed of unless either (a) the Borrower consults the Bank in relation to such disposal, and the Bank approves the disposal, or (b) the proceeds of the disposal are applied to prepay the Bank in accordance with Article 5.3.5 (Disposals).

For the purposes of this Paragraph 8 (Disposal of assets), "dispose" and "disposal" includes any act effecting sale, transfer, lease or other disposal.

9. Maintenance of assets

The Borrower and any Guarantor, as applicable, shall maintain, repair, overhaul and renew all assets required in relation to the Investment as required to keep such assets in good working order.

10. Ranking

The Borrower shall procure that:

(a) its payment obligations under this Contract rank at least pari passu in right of payment with any other present or future unsecured obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally;

(b) any existing and future loans granted by any of the shareholders of the Borrower are subordinated to its payment obligations under this Contract.

11. Insurances

The Borrower, the Guarantor 2 and/or any Parent, as applicable, shall, and shall procure that each Group Company shall, maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

12. Change in business

(a) The Borrower and the Guarantor 2 shall procure that no change is made to the general nature business of the Borrower or the Group as a whole from that described in the integrated business plan of the Group that the Guarantor 2 communicated to the Bank on 4 May 2023.

(b) Sub-paragraph (a) above does not apply to any such disposal made with the prior written consent of the Bank.

13. Merger

The Borrower, the Guarantor 2 and/or any Parent, as applicable, shall not, and shall procure that no Group Company shall, enter into any amalgamation, demerger, merger or corporate reconstruction unless:

(a) with the prior written consent of the Bank; or

(b) such amalgamation, demerger, merger or corporate reconstruction does not result in a Material Adverse Change and is on a solvent basis, and provided that:

(i) only Group Companies are involved;

(ii) the resulting entity will not be incorporated or located in a country which is in a jurisdiction that is blacklisted by any Lead Organisation in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time; and

(iii) if the Borrower is involved, (i) the rights and obligations of the Borrower under this Contract will remain with the Borrower, (ii) the surviving entity will be the Borrower and the statutory seat of the Borrower would not as a result of such merger be transferred to a different jurisdiction, (iii) the merger will not have an effect on the validity, legality or enforceability of the Borrower's obligations under this Contract; and (iv) all of the business and assets of the Borrower are retained by it; (v) the financial situation of the surviving entity shall be the same as or better than that of the Borrower.

14. Books and records

Each Obligor shall ensure that it has kept and will continue to keep proper books and records of account, in which full and correct entries shall be made of all financial transactions and its assets and business, including expenditures in connection with the Investment, in accordance with US GAAP, as applicable, as in effect from time to time.

15. Ownership

(a) The Borrower shall maintain not less than 51% (fifty one per cent) of the share capital, directly or indirectly, of each of its Material Subsidiaries, unless a prior written consent of the Bank is received by the Borrower.

(b) The Borrower shall in aggregate maintain not less than 51% (fifty one per cent) of the share capital, directly or indirectly, of its Material Subsidiaries being a Guarantor, unless prior written consent of the Bank is received by the Borrower.

(c) The Borrower shall immediately notify the Bank in the event of a new entity becoming a Subsidiary of the Borrower through any means, including but not limited to acquisition, creation and spin-off.

(d) The undertakings in sub-paragraphs (a), (b) and (c) above shall be calculated in accordance with US GAAP as applied by the Borrower on the date of this Contract and as US GAAP is amended from time to time and tested annually.

(e) The Guarantor 2 shall maintain not less than 51% (fifty one per cent) of the share capital, directly or indirectly, of each of its Material Subsidiaries, unless a prior written consent of the Bank is received by the Guarantor 2.

(f) The Guarantor 2 shall in aggregate maintain not less than 51% (fifty one per cent) of the share capital, directly or indirectly, of each of the Borrower, the Guarantor 1, the Guarantor 3 and the Guarantor 4, or any other material subsidiary being a Guarantor prior written consent of the Bank is received by the Guarantor 2.

(g) The Guarantor 2 shall immediately notify the Bank in the event of a new entity becoming a Subsidiary of the Guarantor 2 through any means, including but not limited to acquisition, creation and spin-off.

(h) The undertakings in sub-paragraphs (e), (f) and (g) above shall be calculated in accordance with US GAAP as applied by the Guarantor 2 on the date of this Contract and as US GAAP is amended from time to time and tested annually.

16. Acquisitions

The Borrower shall not, and shall procure that no Group Company shall, invest in or acquire any entity or a business going concern or an undertaking (whether whole or substantially the whole of the assets or business), or any division or operating unit thereof, or any shares or securities of any entity or a business or undertaking (or in each case, any interest in any of them) (or agree to any of the foregoing), save for an acquisition or investment:

(a) with the prior written consent of the Bank;

(b) by one Obligor of an asset sold, leased, transferred or otherwise disposed of by another Obligor;

(c) by a Group Company of all the shares or other ownership interests in any limited liability company or corporation, limited liability partnership or any equivalent company, provided that:

(i) such entity has not yet commenced commercial operations;

(ii) such entity is incorporated in a country that is a member of either or both of the European Union or the Organisation of Economic Co-Operation and Development; and

(iii) no Event of Default is continuing on the date the relevant acquisition agreement is entered into or would occur as a result of the acquisition; or

(d) of shares or other ownership interests in any limited liability company or corporation, limited liability partnership or any equivalent company, provided that:

(i) no Event of Default is continuing on the date the relevant acquisition agreement is entered into or would occur as a result of the acquisition;

(ii) the acquired entity is engaged in biotechnology

(iii) the acquired entity is not incorporated or located in a jurisdiction that is blacklisted by any Lead Organisation in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time; and

(iv) in respect of any acquisition where the consideration exceeds EUR 750,000 (seven hundred fifty thousand euro), legal and financial due diligence reports (including customary reliance letters in favour of the Bank) and a business plan (in the form of the most recent budget adjusted for the expected effects of the acquisition) in respect of the 3 (three) next following financial years and any other due diligence reports received in connection with the acquisition (if any) are provided to the Bank;

(v) the Guarantor 2 provides a Compliance Certificate for the 2 (two) 12 (twelve) month financial periods immediately following the acquisition, updated on a pro forma basis as if the acquisition has occurred.

17. Indebtedness

The Borrower, the Guarantor 2 and/or any Parent, as applicable, shall not, and shall procure that no other Group Company shall, incur any Indebtedness, save for Indebtedness incurred:

(a) with the prior written consent of the Bank;

(b) under this Contract;

(c) under any Finance Lease if the aggregate liability in respect of the equipment leased does not at any time exceed EUR 1,000,000 (one million euro) (or its equivalent in another currency or currencies);

(d) under Permitted Hedging;

(e) under any letters of credit provided that such Indebtedness does not, singularly or in aggregate, exceed EUR 1,000,000 (one million euro) (or its equivalent in another currency or currencies);

(f) in respect of a Permitted Guarantee; or

(g) not permitted by the preceding sub-paragraphs and the outstanding amount of which does not exceed EUR 1,000,000 (one million euro) (or its equivalent) in aggregate for the Group at any time.

18. Guarantees

(a) The Borrower, the Guarantor 2 and/or any Parent, as applicable, shall not, and shall procure that no other Group Company shall, issue or allow to remain outstanding any guarantees in respect of any liability or obligation of any person save for:

(i) with the prior written consent of the Bank; or

(ii) guarantees issued in the ordinary course of trade by any Group Company under or in connection with:

(1) under any Guarantee Agreement;

(2) under any negotiable instruments;

(3) in connection with any performance bond;

(4) in connection with any Permitted Indebtedness; or

(5) issued by one Obligor to another Obligor.

(b) The Borrower, the Guarantor 2 and/or any Parent, as applicable shall procure that:

(i) as soon as any Group Company becomes a Material Subsidiary (as identified in any accounts delivered to the Bank from time to time pursuant to Paragraph 2 (Information concerning the Borrower) of Schedule I (Information and Visits)) the Borrower and/the Guarantor 2 and/or any Parent, as applicable shall promptly notify the Bank; and

(ii) on the Bank’s request any Parent shall promptly enter into a Guarantee Agreement and provide the Bank with:

(1) a certified copy of the resolution of the competent body (management board, supervisory board, board of directors and/or general meeting of shareholders) of such Material Subsidiary or a Parent, as applicable, duly authorising the execution of such Guarantee Agreement and duly authorising the person or persons signing such Guarantee Agreement on behalf of such Material Subsidiary or Parent, as applicable, together with the specimen signature of each such person or persons;

(2) evidence that such Material Subsidiary or a Parent, as applicable, has obtained all necessary Authorisations required in connection with such Guarantee Agreement and, where applicable, any accession deed in respect of such Guarantee Agreement; and

(3) a legal opinion of a reputable law firm in the jurisdiction of incorporation of such Material Subsidiary or a Parent, as applicable, addressed to the Bank on the valid existence of such Material Subsidiary or a Parent, as applicable, the authority and capacity of such Material Subsidiary or a Parent, as applicable, to enter into the Guarantee Agreement and on the due execution and choice of law of the Guarantee Agreement, each in form and substance satisfactory to the Bank.

19. Hedging

The Borrower, the Guarantor 2 and/or any Parent, as applicable, shall not, and shall procure that no other Group Company shall, enter into any derivative transaction other than Permitted Hedging, where "Permitted Hedging" means:

(a) any derivative transaction by a Group Company to hedge actual or projected exposure arising in the ordinary course of trading and not for speculative purposes; and

(b) any derivative instrument of a Group Company which is accounted for on a hedge accounting basis but is not entered into for speculative purposes.

20. Restrictions on distributions

The Borrower, the Guarantor 2 and/or any Parent, as applicable, shall not, and shall procure that no other Group Company shall, declare or distribute dividends, or return or purchase shares, save for:

(a) with the prior written consent of the Bank;

(b) payments to a Group Company as a result of a solvent liquidation or reorganisation of a Group Company which is not an Obligor;

(c) any dividend payments made by any subsidiary of the Borrower.

21. Restrictions on loans

The Borrower and the Guarantor 2 shall not, and shall ensure that no other member of the Group will, be a creditor in respect of any Indebtedness, save for:

(a) any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b) any loan made by one member of the Group (other than an Obligor) to another member of the Group;

(c) a loan made by one Obligor to another Obligor; or

(d) any other Indebtedness or loan advanced to or made available by any member of the Group with the prior written consent of the Bank.

22. Restrictions on intercompany loans

The Borrower, the Guarantor 2 and/or any Parent, as applicable, shall not, and shall procure that no other Group Company shall, make any payment in respect of any intercompany loan, save for:

(a) with the prior written consent of the Bank;

(b) where the lender of the intercompany loan is the Borrower or an Obligor; or

(c) the payments to a Group Company as a result of a solvent liquidation or reorganisation of a Group Company which is not an Obligor.

23. Intellectual Property Rights

The Borrower, the Guarantor 2 and/or any Parent, as applicable, shall, and shall procure that each other Group Company shall, (i) obtain, safeguard and maintain its rights with respect to the Intellectual Property Rights required for the implementation of the Investment in accordance with this Contract, including complying with all material contractual provisions and that the implementation of the Investment in accordance with this Contract will not result in the infringement of the rights of any person with regard to the Intellectual Property Rights and (ii) ensure that any Intellectual Property Rights required for the implementation of the Investment will be owned by or licensed to the Borrower, and where such Intellectual Property Rights which are owned by a Group Company are capable of registration, are registered to such party.

24. Maintenance of Status

The Borrower, the Guarantor 2 and/or any Parent, as applicable, shall, and shall procure that each other Group Company shall, remain duly incorporated and validly existing as a corporate entity with limited liability under the jurisdiction in which it is incorporated and that it will have no centre of main interests, permanent establishment or place of business outside the jurisdiction in which it is incorporated, and that it will continue to have the power to carry on its business as it is now being conducted and continue to own its property and other assets.

25. Negative pledge

(a) The Borrower, the Guarantor 2 and/or any Parent, as applicable, shall not (and shall procure that no other Group Company shall) create or permit to subsist any Security over any of its assets.

(b) For the purposes of this Paragraph 25 (Negative pledge), the term Security shall also include any arrangement or transaction on assets or receivables or money (such as the sale, transfer or other disposal of assets on terms whereby they are or may be leased to or re-acquired by any Group Company, the sale, transfer or other disposal of any receivables on recourse terms or any arrangement under which money or the benefit of a bank account or other account may be applied or set off or any preferential arrangement having a similar effect) in circumstances where the arrangement or transaction is entered into primarily as a method of raising credit or of financing the acquisition of an asset.

(c) Sub-paragraph (a) above does not apply to any Security, listed below:

(i) any netting or set-off arrangement entered into by any Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii) any payment or close out netting or set-off arrangement pursuant to any Permitted Hedging, but excluding any Security under a credit support arrangement in relation to a hedging transaction;

(iii) any lien arising by operation of law and in the ordinary course of trading;

(iv) any Security over or affecting any asset acquired by Group Company after the date of this Contract if:

(1) the Security was not created in contemplation of the acquisition of that asset by a Group Company;

(2) the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a Group Company; and

(3) the Security is removed or discharged within 3 (three) months of the date of acquisition of such asset;

(v) any Security over or affecting any asset of any company which becomes a Group Company after the date of this Contract, where the Security is created prior to the date on which that company becomes a Group Company, if:

(1) the Security was not created in contemplation of the acquisition of that company;

(2) the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(3) the Security is removed or discharged within 3 (three) months of that company becoming a Group Company;

(vi) any Security entered into pursuant to this Contract;

(vii) any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Group Company in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any Group Company; or

(viii) any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by a Group Company other than any permitted under sub-paragraphs (i) to (vii) above) does not exceed EUR 500,000 (or its equivalent in another currency or currencies) per cent) of the Borrowers consolidated own funds.

26. Data Protection

(a) When disclosing information (other than mere contact information relating to the Borrower’s personnel involved in the management of this Contract ("Contact Data")) to the Bank in connection with this Contract, the Borrower shall redact or otherwise amend that information (as necessary) so that it does not contain any personal data, except where this Contract specifically requires, or the Bank specifically in writing requests, the disclosure of that information in the form of personal data.

(b) Before disclosing any personal data (other than Contact Data) to the Bank in connection with this Contract, the Borrower shall ensure that each data subject of those personal data:

(i) has been informed of the disclosure (including the categories of personal data to be disclosed); and

(ii) has the information in the Bank’s privacy statement in relation to its lending and investment activities set out at the relevant time at https://www.eib.org/en/privacy/lending (or such other address as the Bank may notify to the Borrower in writing from time to time).

27. Other Undertakings

(a) The Borrower shall take note of the Bank’s group statement on tax fraud, tax evasion, tax avoidance, aggressive tax planning, money laundering and financing of terrorism (as published on the Bank’s website and as may be amended from time to time).

(b) If the Borrower, the Guarantor 2 and/or any Parent, as applicable, or any other Group Company concludes with any other secured and unsubordinated creditor a financing agreement that includes a loss-of-rating clause or a covenant or other provision regarding its financial ratios, if applicable, that is not provided for in this Contract or is more favourable to the relevant creditor than any equivalent provision of this Contract is to the Bank, the Borrower shall promptly inform the Bank and shall provide a copy of the more favourable provision to the Bank. The Bank may request that the Borrower promptly executes an agreement to amend this Contract so as to provide for an equivalent provision in favour of the Bank.

(c) The Borrower and any Guarantor shall not proceed to any Senior Management Change save for with the prior written consent of the Bank.

28. Minimum Cash Balance

(a) the Borrower shall ensure that, from 30th April prior to each Additional Remuneration Payment Date (as defined in Schedule J – Additional Remuneration – below) until the relevant payment has been made, it will have Cash in an amount at least equal to the Additional Remuneration to be paid on the next Additional Remuneration Payment Date; and

(b) the Guarantor 2 shall ensure that, until the amount of the Loan Outstanding, together with accrued interest and all other amounts accrued or outstanding under this Contract is repaid in full, it will have Cash in an amount at least equal in USD to the amount of EUR 14,650,000 (fourteen million six hundred fifty thousand euro).

(c) For the purposes of this Article 28:

“Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of the Borrower and to which the Borrower is alone beneficially entitled and for so long as:

(a) that cash is repayable within 30 days of demand;

(b) repayment of that cash is not contingent on the prior discharge of any other indebtedness of the Borrower or of any other person whatsoever or on the satisfaction of any other condition;

(c) there is no security over that cash except for any Permitted Security constituted by a netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements; and

(d) the cash is freely and (except as mentioned in paragraph (a) above) immediately available to be applied in repayment or prepayment of any outstanding Loan.

Schedule I

Information and Visits

1. Information concerning the Investment

(a) The Borrower shall deliver to the Bank:

(i) the information in content and in form, and at the times, specified in Part A.2 (Information Duties) of Schedule A (Investment Specification and Reporting) or otherwise as agreed from time to time by the parties to this Contract;

(ii) any such information or further document concerning the Investment as the Bank may reasonably require to comply with its obligations under the EFSI Regulation; and

(iii) any such information or further document concerning the financing, procurement, implementation, operation and environmental matters of or for the Investment as the Bank may reasonably require within a reasonable time;

provided always that if such information or document is not delivered to the Bank on time, and the Borrower does not rectify the omission within a reasonable time set by the Bank in writing, the Bank may remedy the deficiency, to the extent feasible, by employing its own staff or a consultant or any other third party, at the Borrower's expense and the Borrower shall provide such persons with all assistance necessary for the purpose.

(b) The Borrower shall submit for the approval of the Bank without delay any material changes to the Investment, also taking into account the disclosures made to the Bank in connection with the Investment prior to the signing of this Contract, in respect of, inter alia, the total cost, plans, timetable or to the expenditure programme or financing plan for the Investment.

(c) The Borrower shall promptly inform the Bank of:

(i) any action initiated or any objection raised by any third party or any genuine complaint received by the Borrower or any material Environmental Claim that is to its knowledge commenced, pending or threatened against it with regard to environmental or other matters affecting the Investment; and

(ii) any fact or event known to the Borrower, which may substantially prejudice or affect the Borrower's ability to execute the Investment;

(iii) a genuine allegation, complaint or information with regard to Illegal Activities related to the Loan and/or the Investment; and

(iv) any non-compliance by it with any applicable Environmental Law;

and set out the action to be taken with respect to such matters;

(d) If the total cost of the Investment exceeds the estimated figure set out in Recital (A), the Borrower shall notify the Bank without delay and shall inform the Bank of its plans to fund the increased costs.

(e) The Borrower shall, and shall procure that each other Group Company shall, promptly inform the Bank if at any time it becomes aware of the illicit origin (including products of money laundering or linked to the financing of terrorism) of any funds invested in the Investment by the Borrower or by its controlling entities or another Group Company.

(f) The Borrower shall provide to the Bank, if so requested:

(i) a certificate of its insurers showing that all assets required in order to carry out the Investment are insured with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business; and

(ii) annually, a list of policies in force covering any aspect of the Investment, together with confirmation of payment of the current premiums.

2. Information concerning the Borrower

(a) The Borrower shall deliver to the Bank:

(i) as soon as they become available but in any event within 120 (one hundred and twenty) days after the end of each of its financial years its audited consolidated and unconsolidated annual report, balance sheet, cash flow statement, profit and loss account and auditors report for that financial year together with a Compliance Certificate signed by 2 (two) directors;

(ii) as soon as they become available but in any event within 90 (ninety) days after the end of each of the relevant accounting periods its interim consolidated and unconsolidated semi-annual report, balance sheet, profit and loss account and cash flow statement for the first half-year of each of its financial years together with a Compliance Certificate signed by 2 (two) directors;

(iii) as soon as they become available but in any event within 30 (thirty days) days after the end of each relevant period its liquidity forecasts for the next twelve months on a rolling basis, satisfactory to the Bank;

(iv) from time to time, such further information, evidence or document concerning its general financial situation or such certificates of compliance with the undertakings of Article 7 (Borrower undertakings and representations) as the Bank may deem necessary or may reasonably require to be provided within a reasonable time; and

(v) any such information or further document concerning customer or any other type of due diligence matters of, or for, the Borrower, including without limitation to comply with “Know your customer” (KYC) or similar identification procedures as the Bank may deem necessary or may reasonably require to be provided within a reasonable time;

(vi) from time to time, such further information, evidence or document concerning the factual information or documents provided to the Bank for the purposes of entering into this Contract, as the Bank may deem necessary or may require to be provided within a reasonable time;

(b) The Borrower shall inform the Bank immediately of:

(i) any Default or Event of Default having occurred or being threatened or anticipated;

(ii) to the extent permitted by law, any material litigation, arbitration, administrative proceedings or investigation carried out by a court, administration or similar public authority, which, to the best of its knowledge and belief is current, threatened or pending:

(1) against the Borrower or its controlling entities or members of the Borrower's management bodies in connection with Illegal Activities related to the Loan or the Investment; or

(2) which might if adversely determined result in a Material Adverse Change;

(iii) any measure taken by the Borrower pursuant to Paragraph 6 (Integrity) of Schedule H (General Undertakings);

(iv) any Change in the Beneficial Ownership of the Borrower; and

(v) any Voluntary Non EIB Prepayment that has occurred or is likely to occur.

3. Visits by the Bank

(a) Each Obligor shall allow the Bank and, when either required by the relevant mandatory provisions of EU law or pursuant to the EFSI Regulation, the competent EU institutions including the European Court of Auditors, the Commission, the European Anti-Fraud Office, the European Public Prosecutor’s Office as well as persons designated by the foregoing;

(i) to visit the sites, installations and works comprising the Investment;

(ii) to interview representatives of each Obligor, and not obstruct contacts with any other person involved in or affected by the Investment; and

(iii) to conduct such investigations, inspections, on the spot audits and checks as they may wish and review the Obligors’ books and records in relation to the execution of the Investment and to be able to take copies of related documents to the extent not prohibited by the law.

(b) Each Obligor shall provide the Bank, or ensure that the Bank is provided, with all necessary assistance for the purposes described in this Paragraph 3 (Visits by the Bank).

(c) In the case of a genuine allegation, complaint or information with regard to Illegal Activities related to the Loan and/or the Investment, the Borrower shall consult with the Bank in good faith regarding appropriate actions. In particular, if it is proven that a third party committed Illegal Activities in connection with the Loan and/or the Investment with the result that the Loan or the EFSI financing were misapplied, the Bank may, without prejudice to the other provisions of this Contract, inform the Borrower if, in its view, the Borrower should take appropriate recovery measures against such third party. In any such case, the Borrower shall in good faith consider the Bank's views and keep the Bank informed.

4. Disclosure and publication

(a) The Borrower acknowledges and agrees that:

(i) the Bank may be obliged to communicate information relating to the Borrower and the Investment to any competent institution or body of the European Union in accordance with the relevant mandatory provisions of European Union law or pursuant to the EFSI Regulation; and

(ii) the Bank may publish in its website or produce press releases containing information related to the financing provided pursuant to this Contract with support of the EFSI, including the name, address and country of establishment of the Borrower the purpose of the financing, and the type and amount of financial support received under this Contract.

(b) The Borrower agrees to cooperate with the Bank to ensure that any press releases or publications made by the Borrower regarding the financing include an appropriate acknowledgement of the financial support provided by the Bank with the backing of the European Union through EFSI.

(c) If requested by the Bank, the Borrower undertakes to refer to this financing and other Bank financings in its public communications, if appropriate, during the availability period, and in connection with any drawdowns, and communications on major corporate events.

5. Information concerning payments made to the Bank

(a) The Borrower shall deliver to the Bank, on the date falling thirty (30) days prior to the date of each payment due to the Bank under this Contract, a payment notice in the form of Schedule K (the “Payment Notice”) containing, among other things, the calculation of the EIB IRR (as defined in Schedule J (Additional Remuneration) below) at such payment date and specifying each amount due to be paid and labelling such amount under “Interest”, “Principal” and “Additional Remuneration” or any other amount paid at such payment or due to the Bank in accordance with the EIB IRR definition (as well as evidence of the composition of the minimum cash balance as indicated in paragraph 28 (Minimum cash balance) of Schedule H (General Undertakings) for pyments relating to Additional Remuneration only).

(b) The Bank will review the Payment Notice provided by the Borrower under paragraph (a) above and may request a change to be made to such Payment Notice within fifteen (15) days of receipt thereof. If the Borrower agrees to such changes, the Borrower shall prepare a revised Payment Notice reflecting such requested changes, which shall then become the Payment Notice to be made at the relevant payment date.

Schedule J

Additional Remuneration

1. Definitions

In this Schedule J (Additional Remuneration):

“Additional Remuneration” has the meaning given to that term in paragraph 2 below.

“Additional Remuneration Buyout Fee” means a fee calculated in accordance with paragraph 5 (c) below.

“Additional Remuneration Buyout Notice” means a written notice from the Bank to the Borrower in the event a Voluntary Additional Remuneration Event or a Mandatory Additional Remuneration Event has occurred.

“Additional Remuneration Payment Date” means the 30th June following the end of each Financial Year during the Duration Period. For example the Additional Remuneration Payment Date for the Additional Remuneration accrued in year 2026 is 30th June 2027.

“Duration Period” has the meaning given to that term in paragraph 4 below.

“EIB IRR” means the Bank’s internal rate of return taking into account all outflows and inflows for the Bank, it being specified that disbursed Tranches will be considered as a negative value (outflows) and the amounts in principal in accordance with Article 5.1 (Normal repayment) together with the Fixed Rate and Deferred Interest Rate applicable under the Credit, are considered as a positive values (inflows). Any other amount paid to the Bank from time to time under the Credit, including any applicable Prepayment Fee together with any Drop Dead Fee, Cancellation Fee and Additional Remuneration are considered as additional positive values (inflows).

“Financial Year” means the Borrower’s financial year running from 1 January to 31 December in each year.

“Independent Expert” means an accounting firm of international repute with offices in at least Milan and Luxembourg, jointly appointed by the Borrower and the Bank in accordance with paragraph 6 below.

“Mandatory Additional Remuneration Event” means either:

(a) The Borrower has served a notice to prepay a Tranche in accordance with article 5.2.1 (Prepayment option) of the Finance Contract;

(b) a Prepayment Event (other than pursuant to article 5.3.1 (Cost reduction) of the Finance Contract) has occurred and the Bank has demanded prepayment of the Loan in full in accordance with article 5.3 (Compulsory prepayment) of the Finance Contract; or

(c) an Event of Default has occurred pursuant to article 9.1 (Right to demand repayment) of the Finance Contract and the Bank has requested the immediate repayment of all sums due under the Finance Contract.

“Revenues” means, for each relevant Financial Year and without double-counting, the consolidated revenues of the Group recorded as such in the audited consolidated financial statements of the Guarantor 2 or any Parent, as applicable, for such Financial Year as delivered by the Borrower to the Bank in accordance with Article 7 (Borrower undertakings and representations) and Schedule I (Information and

Visits). For the calculation of the additional remuneration, all consolidated revenues of the Group shall be considered except the ones for which adequate justification is provided by the Borrower and the Guarantor 2 that they are not related in any way to the assets, (nor the intellectual property rights, the further development, future commercialization, skills, competencies and other assets) acquired through the stock purchase agreement signed on 21 July 2023 between Guarantor 2, Guarantor 1, the Borrower, the shareholders and managers set forth in the said agreement and the shareholder representative services LLC.

“Voluntary Additional Remuneration Event” means that the Borrower serves written notice on the Bank that it elects to pay the whole or a part (of at least 50%) of the Additional Remuneration Buyout Fee instead of the total (or a part proportional to the amount of the Additional Remuneration Buyout Fee, if the election is in respect of less than 100% of the Additional Remuneration Buyout Fee) of future Additional Remuneration payable pursuant to this Schedule.

2. Additional Remuneration

In the event a Tranche has been disbursed to the Borrower, the Borrower shall pay to the Bank for the Duration Period an Additional Remuneration equal to an amount determined in accordance with paragraph 3 (the “Additional Remuneration”).

3. Calculation of the Additional Remuneration

For each Financial Year during the Duration Period, the Additional Remuneration will be equal to A multiplied by the sum of:

(a) [***] of the portion of the Revenues for the relevant Financial Year up to EUR [***]; and

(b) [***]cent of the portion of the Revenues for the relevant Financial Year between EUR [***] and EUR 250[***];

(c) [***] of the portion of the Revenues for the relevant Financial Year exceeding EUR [***];

where A is equal to:

(i) in case only Tranche A has been disbursed: [***]%

(ii) in case Tranches A and B have been disbursed: [***]%;

(iii) in case Tranches A, B and C have been disbursed: [***]%; and

(iv) in case Tranches A, B, C and D have been disbursed: [***]%.

4. Duration and Payment Dates

(a) Subject to paragraph 5 below, the Additional Remuneration will be payable in respect of a period of 7 (seven) Financial Years, from the 1st of January 2026 until the 31st of December 2032 (the “Duration Period”).

(b) The Additional Remuneration shall be paid by the Borrower on each Additional Remuneration Payment Date.

5. Remuneration stream buy back option

(a) In the event of a Mandatory Additional Remuneration Event the Bank may request that the Borrower pays to the Bank the Additional Remuneration Buyout Fee by serving on the Borrower an Additional Remuneration Buyout Notice.

(b) In the event of a Voluntary Additional Remuneration Event, the Bank shall serve on the Borrower an Additional Remuneration Buyout Notice, pursuant to which the Borrower shall pay to the Bank the Additional Remuneration Buyout Fee.

(c) The Additional Remuneration Buyout Notice shall include the amount of the Additional Remuneration Buyout Fee, which shall be equal to the higher of:

(i) the net present value (NPV) of the future Additional Remuneration payable in respect of the Duration Period as determined by an Independent Expert, where:

(1) direct sales are made in the United States of America; and

(2) if there is any delay in relation to the Group’s business plan provided to the Bank by the Guarantor 2 on 4 May 2023 and created due to the fact that a change is made to the general nature business of the Borrower or the Group as a whole, such delay shall not be taken into consideration while calculating the net present value (NPV) of the future Additional Remuneration payable in respect of the Duration Period by an Independent Expert;

(ii) an amount which, together with the Loan prepayment (including interests and Prepayment Fee) at the date of the Additional Remuneration Buyout Notice, will provide to EIB a total EIB IRR of [***]%; and

(iii) an amount which, together with the Loan prepayment (including interests and Prepayment Fee), at the date of the Additional Remuneration Buyout Notice, will provide to EIB a total amount equal to [***]x the Loan;

(d) If a change is made to the general nature business of the Borrower or the Group as a whole from that described in the Group’s business plan provided to the Bank by Guarantor 2 on 4 May 2023 after the repayment of the Loan Outstanding, together with accrued interest and all other amounts accrued or outstanding under this Contract, the Bank may request, until the expiration of the Duration Period (31st of December 2032), the Borrower to provide the net present value (NPV) of the future Additional Remuneration payable, in respect of the Duration Period as determined by an Independent Expert, where:

(i) direct sales are made in the United States of America; and

(ii) any delay on the Group’s business plan provided to Bank by the Guarantor 2 on 4 May 2023 that has been created due to a change to the Borrower’s or the Group’s business shall not be taken into consideration while calculating the net present value (NPV) of the future Additional Remuneration payable in respect of the Duration Period by an Independent Expert;

If the payment cannot be executed without jeopardising the financial viability of the Group, the Bank, acting reasonably, will make its best efforts to offer an alternative payment arrangement, where the discounting factor associated with said alternative payment arrangement is also taken into account.

(e) The Borrower shall pay the amount specified in the Additional Remuneration Buyout Notice within 15 Business Days following receipt of such notice.

(f) Following the payment of the Additional Remuneration Buyout Fee, no further disbursements can be requested by the Borrower under this Finance Contract.

(g) If the Borrower pays an Additional Remuneration Buyout Fee in respect of the whole Additional Remuneration, then no further Additional Remuneration shall be payable pursuant to this Contract.

(h) If the Additional Remuneration Buyout Fee is in respect of only a proportion (which must not be equal to less than 50%) of the Additional Remuneration, then the Additional Remuneration payable under this Schedule shall be reduced by a proportionate amount.

6. Appointment of the Independent Expert

(a) The Independent Expert will be jointly appointed by the Borrower and the Bank no later than 15 (fifteen) Business Days from the date either (i) on which the Borrower has delivered an Additional Remuneration stream buyback request to the Bank in case of a Voluntary Additional Remuneration Event; or (ii) on which the Bank has notified the Borrower that it will be serving an Additional Remuneration Buyout Notice following a Mandatory Additional Remuneration Event.

(b) In case no agreement has been found, the Independent Expert will be appointed by the President of the Tribunal of Milan, upon request of any of the Parties.

(c) The Independent Expert will decide on the procedure and timetable to be followed in the determination, being understood that the requested evaluation will be delivered to both Parties not later than 20 (twenty) Business Days from the date of the appointment.

(d) The Independent Expert will act as an expert (arbitratore) for the purposes of article 1349 and 1473 of the Italian Civil Code and shall not be to give reasons for its determination. Its determinations will be final and binding on the Parties, save in case of fraud or manifest error.

(e) The costs, fees and expenses of the Independent Expert shall be borne by the Borrower.

7. Miscellaneous

(a) The Additional Remuneration has been agreed among the Parties only in order to provide a further return to the Bank in connection with the Loan and cannot be construed as, or deemed as an “associazione in partecipazione” for the purposes of article 2549 of the Italian Civil Code.

(b) As a consequence of the above, in any case:

(i) the Bank will have no administrative rights and will not be involved, in any case, in the management and operations of the Borrower and/or any other Group Company (and the Borrower and each Group Company will take full responsibility for any action taken in the course of their own business activities);

(ii) the Borrower agrees to indemnify and hold the Bank harmless for any loss suffered or incurred as a consequence of claims and/or any other action brought by employees, clients and creditors of any Group Company in respect hereof; and

(iii) the Additional Remuneration will automatically accrue (based on the calculation formula indicated above) and will be payable to the Bank without any prior approval and/or resolution from any competent bodies of the Borrower and/or any other Group Company.

(c) It is understood that, in any case, the Bank will not be liable for any losses incurred by the Borrower and/or any other Group Companies in their operations.

(d) Payment of the Additional Remuneration will be independent from any other payments to be made under the Contract (including payments for principal and interest in relation to the Loan).

(e) Provisions of Article 8 (Charges and expenses) shall apply also in relation to any amount due in connection with Additional Remuneration.

Schedule K

Form of Payment Notice

To: European Investment Bank

From: Erydel S.p.A.

Date:

Subject: Finance Contract between European Investment Bank and Erydel S.p.A. [●] [date of the proposal and date of acceptance] (the "Finance Contract")

Contract Number 91932/92599 Serapis Number 2020-0006

Dear Sirs,

We refer to the Finance Contract. This is a Payment Notice. Terms defined in the Finance Contract have the same meaning when used in this Payment Notice.

In accordance with sub-paragraph (a) of paragraph 3 (Information concerning payments made to the Bank) of Schedule I (Information and Visits) of the Finance Contract, we hereby confirm that on the relevant Payment Date the amount due and to be paid by us as Borrower to the Bank under the Credit is split follows:

(a) Interest equals to [●];

(b) Principal equals to [●];

(c) Additional Remuneration equals to [●]; and

(d) EIB IRR equals to [●] and is not higher than the Italian Usury Rate.

(e) Composition of the Minimum cash balance as indicated in paragraph 28 (Minumum cash balance) of Schedule H (General Undertakings) [for payments relating to Additional Remuneration only]

In accordance with sub-paragraph (a) of paragraph 5 (Information concerning payments made to the Bank) of Schedule I (Information and Visits) of the Finance Contract, please confirm that no change should be made to the Payment Notice.

Yours faithfully,

For and on behalf of Erydel S.p.A.

Date:

Schedule 2

Conditions Precedent to be satisfied on or before the Effective Date

(a) The duly executed New Finance Documents.

(b) The constitutional documents of each of the Borrower and each Guarantor.

(c) A copy of the resolution of the competent body (management board, supervisory board, board of directors and/or general meeting of shareholders) of the Borrower and each Guarantor, certified by an authorized signatory, duly authorising the execution of the respective New Finance Documents and duly authorising the person or persons signing the respective New Finance Documents on behalf of the Borrower and/or a Guarantor, as the case may be, together with the specimen signature of each such person or persons.

(d) Evidence that the Borrower and each Guarantor has obtained all necessary Authorisations required in connection with the respective New Finance Documents.

(e) Evidence of the payment of an amendment fee in the amount of EUR [***] ([***] euros) by the Borrower to the Bank to the bank account indicated in the invoice issued by the Bank.

(f) The List of Authorised Signatories and Accounts for the Borrower and the list of authorised signatories for each Guarantor.

(g) A legal opinion of the legal adviser to the Borrower addressed to the Bank:

(i) which includes an insolvency search on the Borrower conducted on the date of such legal opinion

(ii) on the due incorporation, valid existence and good standing of the Borrower, the authority and capacity of the Borrower to enter into the respective New Finance Documents and perform its obligations thereunder, non-conflict with constitutional documents and on laws applicable to companies generally in the relevant jurisdiction, no consents, registrations or filings are required and no stamp duty is to be paid in respect of the respective New Finance Documents, all corporate and other action required to be taken has indeed been taken, the due execution of the respective New Finance Documents, choice of law and enforceability of judgments and that the Borrower is not entitled to claim immunity.

(h) A legal opinion of each legal adviser to each Guarantor, addressed to the Bank:

(i) which includes an insolvency search on each Guarantor conducted on the date of such legal opinion; and

(ii) on the due incorporation, valid existence and good standing of each Guarantor, the authority and capacity of each Guarantor to enter into the respective New Finance Documents and perform its obligations thereunder, non-conflict with constitutional documents and on laws applicable to companies generally in the relevant jurisdiction, no consents, registrations or filings are required and no stamp duty is to be paid in respect of the respective New Finance Documents, all corporate and other action required to be taken has indeed been taken, the due execution of the respective New Finance Documents, choice of law and enforceability of judgments and that each Guarantor is not entitled to claim immunity.

(i) A legal opinion of the legal adviser to each of Guarantor 1, Guarantor 2 and Guarantor 3 (each a “Quince Guarantor”), addressed to the Bank, on the valid existence and good standing of each Quince Guarantor, the authority of each Quince Guarantor to enter into each New Finance Document to which it is a party and perform its obligations thereunder, non-conflict with constitutional documents and on laws applicable to companies generally under the law of the State of California and of the United States, the due execution of the New Finance Documents to which it is a party to the extent that the General Corporation Law of the State of Delaware is applicable thereto, and enforceability of judgments under the Uniform Foreign-Country Money Judgments Recognition Act, in each case subject to reservations and assumptions that are customary in third party opinions of United States lawyers.

(j) Evidence of payment of all the fees and expenses as required under the New Finance Documents.

(k) A copy of any other document, authorisation, opinion or assurance which the Bank has notified the Borrower is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the New Finance Documents or the validity and enforceability of the same.

* * *

If you agree with terms and conditions of our proposal, please reproduce it in its entirety and deliver it to us duly signed, for your acknowledgment and acceptance.

Yours faithfully,

EUROPEAN INVESTMENT BANK

By: /s/ Donald Fitzpatrick

Name: Donald Fitzpatrick

Title: Head of Division

By: /s/ Geoffroy Van Der Straeten

Name: Geoffroy Van Der Straeten

Title: Head of Division

*** *** ***

For acknowledgment and acceptance.

Yours faithfully,

QUINCE THERAPEUTICS, INC.

By: /s/ Dirk Thye

Name: Dirk Thye

Title: Chief Executive Officer